Exhibit 10.15

CONSORTIUM AGREEMENT

FOR THE PROJECT

Beta cell preservation via antigen-specific immunotherapy in Type 1 Diabetes: Enhanced Epidermal Antigen Delivery Systems

“EE ASI”

EC-GA n° 305305-2

Type of funding scheme

Collaborative Project – Small or medium-scale focused research project

Work programme topics addressed

HEALTH.2012.2.4.3-1: Innovative approach to manage diabetes. FP7-HEALTH-2012- INNOVATION-1

This Consortium Agreement is based upon Regulation (EC) No1906/2006 of the European Parliament and of the Council of 18 December 2006 laying down the rules for the participation of undertakings, research centres and universities in actions under the Seventh Framework Programme and for the dissemination of research results (2007- 2013) hereinafter referred to as “Rules for Participation” and the Grant Agreement, adopted on June 25th 2012 hereinafter referred to as the “Grant Agreement or EC-GA” and Annex II adopted on hereinafter referred to as “Annex II of the EC-GA” and is made on June 25th, 2012, hereinafter referred to as “Effective Date”.

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BETWEEN:

Beneficiary Number	Beneficiary	Acronym	Address	Legal representative / position

1 COORD	Cardiff University	CU	30-36 Newport Road – Cardiff CF24 ODE - UK	Geraint W. Jones Director of Research and Commercial Division

2	INSERM-Transfert SA	IT	7 Rue watt – 75013 Paris - France	Cécile Tharaud CEO

3	Midatech Group Ltd, UK	MID	4-5 Dunmore court, Abingdon OX13 6BH - UK	Stephane Jallat

4	Nanopass Technologies	NPSS	3 Golda Meir ST., Nes Ziona 74036 - Israel	Yotam Levin CEO

5	Leiden University Medical Center	LUMC	Albinusdreef 2, Leiden 2333 ZA – The Netherlands	Drs. G.E. de Blécourt / managing director Division 4

6	King’s College London	KCL	Strand, London WC2R 2LS - UK	Paul Labbett

7	Institut National de la Santé et de la Recherche Mé dicale, Marseille	Inserm	101, rue Tolbiac – 75654 Paris - France	Dominique Nobile Administrateur Délégué Régional

8	Linkoping University	LiU	Campus Valla, Linkoping 581 83 - Sweden	Christina Ekerfeldt

hereinafter, jointly or individually, referred to as “Parties” or “Party”

relating to the Project entitled “Beta cell preservation via antigen-specific immunotherapy in Type 1 Diabetes: Enhanced Epidermal Antigen Delivery Systems”, in short “EE ASI”, hereinafter referred to as “Project”.

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CONSORTIUM AGREEMENT	1

SECTION 1 - DEFINITIONS	4

SECTION 2 - PURPOSE	7

SECTION 3 - ENTRY INTO FORCE, DURATION AND TERMINATION	8

SECTION 4 - RESPONSIBILITIES OF PARTIES	8

SECTION 5 - LIABILITY TOWARDS EACH OTHER	13

SECTION 6 - GOVERNANCE	15

SECTION 7 - FINANCIAL PROVISIONS	25

SECTION 8 - FOREGROUND	26

SECTION 9 - ACCESS RIGHTS	31

SECTION 10 - NON DISCLOSURE OF INFORMATION	34

SECTION 11 - MISCELLANEOUS	35

SECTION 12 - SIGNATURE	37

ATTACHMENT 1: CONSORTIUM AGREEMENT ACCESSION DOCUMENT	46

ATTACHMENT 2 - LIST OF RESPECTIVE INCLUDED / EXCLUDED BACKGROUND	47

ATTACHMENT 3 - LIST OF AFFILIATED ENTITIES	50

ATTACHMENT 4 - LIST OF THIRD PARTIES FOR EXECUTION OF SECTION 8.2	51

ATTACHMENT 5 - AGREEMENT FOR THE TRANSFER OF MATERIAL	52

ATTACHMENT 6: CONSORTIUM BUDGET PLANS AS OF JANUARY 1ST 2011	54

WHEREAS:

The Parties, having considerable experience in the field concerned, have submitted a Proposal for the Project to the Commission as part of the 7th Framework Programme of the European Community for Research, Technological Development and Demonstration Activities under the funding scheme of “Collaborative Project”. The Parties wish to specify or supplement binding commitments among themselves in addition to the provisions of the EC-GA.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

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SECTION 1 - DEFINITIONS

1.1	Definitions

Words beginning with a capital letter shall have the meaning defined either herein or in the Rules for Participation or in the EC-GA including its Annexes without the need to replicate said terms herein.

1.2	Additional Definitions

“Access Rights means licences and user rights to foreground or background to a Partner (And under Annex II and under Clause 27)

“Allocated Work” means the Project research work and the related activities and services allocated to any of the Parties in accordance with the EC-GA, Annex 1;

“Background” means as provided for in Annex II Section I Definitions;

“Beneficiary(ies)” as referred to in Annex II means a Party(ies) to this Agreement and shall also mean a Partner as referred to in this Agreement;

“Chief Investigator” means Colin Dayan as appointed as the lead clinician for the purposes of the Clinical Trials and Clinical Trials under Work Package 5, or in the event that Colin Dayan is no longer available to act as Chief Investigator for any reason then such other person appointed to be Chief Investigator;

“Community Financial Contribution” means those funds received from the European Commission for the Project and distributed as appropriate by the Coordinator to the Parties;

“Composite IMP Device” means that device which enables delivery of the IMP in the Clinical Trials and as prepared and released by Midatech following receipt of the Midatech Product from Partner 3 and the IMP System from Partner 1 and Partner 6, both in combination as the MidaKing’s Product and the Nanopass Device from Partner 4, or such other delivery IMP Device as may be prepared for the purposes of the Clinical Trials and which shall be Joint Foreground of the Parties to this Agreement in accordance with and pursuant to the provisions of this Agreement and the IP Plan; Nanopass’ participation in the Composite IMP Device is solely in the combination as is presented in the Composite IMP Device and not as a stand alone product.

“Consortium Agreement” means this body text, its exhibit and its possible further amendments;

“Consortium Body(-ies)” means the General Assembly, the Executive Committee, Work Package Teams;

“Consortium Budget” means the allocation of all the resources in cash or in kind for the activities as defined in Annex I of the EC-GA or as updated and approved by the General Assembly;

“Clinical Trials” means that element of the Work Package 5 which requires the recruitment of and consent of Subjects;

“CRO/CTU” means the Company being the contract research organisation or the clinical trials unit, appointed by the Sponsor and who is responsible for the day to day management of the Clinical Trials under Work Package 5;

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“Day(s)” means calendar day(s);

“Defaulting Party” means a Party which is in breach of this Consortium Agreement and/or the EC-GA;

“Data” means for the purposes of this Agreement any knowledge, information, scientific data, animal data, human data, personal data, treatment response data, physical health data, diagnostic data, medical records data, raw Clinical Trials data, analysed Clinical Trials data, genetic information and any instructions designs reports and copies required to carry out the Project as described in Annex I EC-GA, together with any results arising out of the use of Subject Samples and or Subject Data;

“Deliverable” means reports and information, including progress reports and certified audit reports, referred to in the EC-GA and this Consortium Agreement that have to be delivered by the Parties via the Coordinator to the Commission.

“Fair and Reasonable” means as stated and as referred to in Clause 7.1.1 of this CA and in Annex II Clause 34 and where reference is made to ‘appropriate conditions’ thereat, such appropriate conditions shall include such financial conditions more favourable than arms-length market conditions;

“Foreground” means as defined in Annex II Section I Definitions;

‘IP Plan’ means as referenced and required pursuant to ANNEX II SECTION 29 Point 2 and Section 6.4 of this Agreement namely an “the plan for the use and dissemination of foreground”;

“King’s Product” means the peptide of proinsulin as provided by Partner 6 being King’s College London or such other peptide of proinsulin as maybe provided via Partner 1 and Partner 6 or such other auto antigen/peptide combination obtained by Partner 1 and the provision of the same, under licence to Partner 3 Midatech for integration with Midatech Device to form the MidaKing’s System and for further combination in to the Composite IMP Device with the Nanopass Device.

“Joint Foreground” means Foreground generated for and during the course of the Project, where more than one Party has contributed to such Foreground (not being to Sideground) and ownership in respect of such shall be joint and in such proportion to a Party’s contributing share in respect thereof and any commercialisation rights in respect thereof shall be negotiated on fair and reasonable terms appropriate to the input of Party, as further clarified at Section 8.1 of this Agreement;

“Midatech Product” means the IL-10 (system 1) developed under Work Package 2 of the Project and to be provided by Partner 3, to the Sponsor for the Sponsor and Partner 3 to work under Work Package 2 and for the Sponsor to prepare a Composite IMP Device to be used for the purposes of the Project, pursuant the Protocol and pursuant to Work Package 5 as set out in Annex I EC-GA, whether System 1 NPs is either patentable or not;

“MidaKing’s System” means the combination of the Midatech Product from Partner 3 and the King’s Product under the Project, being Joint Foreground, for use in the Project, prior to the attachment of the Nanopass Device in respect of which, the Nanopass Device when in combination with MidaKing’s System is to form the Composite IMP Device.

“Nanopass Device” means the micro needle delivery system in the commercial form MJ600 device, introduced under Work Package 2 of the Project and to be provided by Partner 4 to the Sponsor for the Sponsor work on pursuant to Work Package 2 and to prepare a Composite IMP Device to be used pursuant to the Protocol for the purposes of the Project pursuant to Work Package 5 as set out in Annex I EC-GA, whether micro needle delivery system is patentable or not;

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“Materials” means any and all samples including any information and/or Data in connection therewith collected by a Party but in particular pursuant to Work Package 5 as described in Annex 1 EC –GA 305305-2; and shall include any animal material, animal samples, human genetic material, human biological samples, clinical biological samples, animal biological samples, components, derivatives, modifications, portions, constructs and/ or separated material in respect of any thereof, save where such derivatives and/or modifications are Sideground.

“Needed” means:

•	For the implementation of the Project, Access Rights are Needed if, without the grant of such Access Rights, carrying out the Allocated Work assigned to the recipient Party would be impossible, significantly delayed, or require significant additional financial or human resources.

•	For Use of own Foreground: Access Rights are Needed if, without the grant of such Access Rights, the Use of own Foreground would be technically or legally impossible.

“Partner” means where referred to in this Agreement a Party to this Agreement and beneficiary(ies) as referred to in Annex II of the EC-GA

“Party” means those entities listed as the contracting entities to this Agreement and shall also mean Partner as referred to in this Agreement and also beneficiary(ies) as referred to in Annex II of the EC_GA;

“Project” means the information, details and design of Work Packages as set out in Annex I EC-GA No. 305305-2.

“Product(s)” means where any Composite IMP Device and/or other item, product, device or treatment process and/or procedure, Foreground and/or Joint Foreground put to use as defined in Annex II and pursuant to the terms of this Agreement and Annex II EC-GA.

QP means the person referred to in Article 48 of Directive 2001/83/EC or in Article 13(2) of Directive 2001/20/EC

“Results” means the published data of the Project

“Sideground” means data, results know-how and information, whether or not they can be protected which are generated by a Partner under the Project but outside of the Project objectives and which are not needed for the undertaking and completing the Project or the research use of Foreground. Sideground specifically excludes Foreground.

“Software” means sequences of instructions to carry out a process in, or convertible into, a form executable by a computer and fixed in any tangible medium of expression.

“Sponsor” means Cardiff University who shall take overall responsibility for the conduct and management of the Clinical Trials under Work Package 5 and for preparing all the relevant regulatory documentation and submissions and applications for approval and who shall be responsible for sub-contracting to and with a CTU or CRO for the day to day management of the Clinical Trials.

“SAEs” means Serious Adverse Events as defined in the Protocol.

“SUSARs” means Serious Unexpected Suspected Adverse Reaction as defined in the Protocol.

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“Subject” means those individuals from whom appropriate consent, as provided for and pursuant to the Informed Consent provisions of Annex I EC-GA at Section 4.4.1, has been obtained for recruitment and inclusion in Work Package 5 and for the collection and use of Data in respect of and in connection with the same.

“Subject Samples” means those Materials collected from a Subject who has consented to take part in the Clinical Trials pursuant to Work Package 5 and pursuant to Annex 1 EC-GA Section 4.4.2 and the Safety provisions in relation thereto, as set out at Annex I EC-GA Section 4.7 and transferred to a Party for analysis for the purposes of the Clinical Trials.

“Subject Data” means that Data collected from a Subject who has consented to take part in the Clinical Trials pursuant to Work Package 5 and as referenced in Annex I EC-GA Section 4.4.3 and transferred to a Party for analysis for the purposes of the Clinical Trials.

“Trial Data Set” means the raw data collected from Subjects and which is the source verification data for the purposes of any further trials and/or any regulatory requirements, together with the analysed data of the Clinical Trials under Work Package 5 and both of which shall be deemed to be Joint Foreground of the Parties and the Parties shall have joint ownership of the same. The Parties shall determine in accordance with the delegation of roles and responsibilities in respect of the Clinical Trials, to whom the raw data from the Clinical Trials under WP 5 is being transferred to, if there is any doubt then it shall in the first instance be transferred to and collected by the Sponsor.

“Use” means the direct or indirect utilisation of Foreground in further research activities involving third parties, other than those covered by the Project, or for developing, creating and marketing a product, (such as the Composite IMP Device) or process, or for creating and providing a service.

•	direct utilisation is done by the Party owning the Foreground through, for example, further research or commercial or industrial exploitation in its own activities;

•	indirect utilisation is done by other Parties, for example, by licensing third parties.

Work Packages means the programme of works contribution to the overall Project, to be undertaken by the Work Package Team appointed by a Party and where either a Party’s appointed Work Package Team undertakes the Work Programme on its own in or collaboration with another Work Package Team, as appointed by another Party;

“Work Package Team” means those individuals, with the relevant expertise and knowledge appointed by a Party to undertake the Work Package and contribute to the Project as a whole;

“Work Programme” means the Work Packages undertaken as part of the Project and their association with each other as set out in the Gantt Chart in Annex I EC-GA No 305305-2.

SECTION 2 - PURPOSE

The purpose of this Consortium Agreement is to specify with respect to the Project the relationship among the Parties, in particular concerning the organisation of the Work Packages and the Allocated Work between the Parties, the management of the Project and the rights and obligations of the Parties concerning inter alia liability, Access Rights and dispute resolution.

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SECTION 3 - ENTRY INTO FORCE, DURATION AND TERMINATION

3.1	Entry into force

a) An entity becomes a Party to this Consortium Agreement upon signature of this Consortium Agreement by a duly authorised representative.

b) This Consortium Agreement shall have effect from the Effective Date identified at the beginning of this Consortium Agreement.

c) A third party shall become a new Party to this Consortium Agreement upon signature of the “Accession document” Attachment 1 by itself and the Coordinator. Such accession shall have effect from the date identified in the Accession document.

3.2	Duration and termination

This Consortium Agreement shall continue in full force and effect from its Effective Date until complete fulfilment of all obligations undertaken by the Parties under the EC-GA and under this Consortium Agreement. However, this Consortium Agreement may be terminated in accordance with the terms of this Consortium Agreement and Annex II of the EC-GA (EC-GA Article II.37. and II.38.).

3.3	Survival of rights and obligations

a) Section 10 relating to Confidentiality, shall survive the expiration or termination of this Consortium Agreement as agreed upon in respective Sections.

b) Sections relating to Access Rights (9), Liability (5), Applicable law (Section 11.7) and Settlement of disputes (Section 11.8) Business Plan Committee (6.4) Foreground (8) In relation to Trial and Clinical Trial Subjects (Section 4.1. i) and 4.4 .g) and 4.4. t), shall survive the expiration or termination of this Agreement.

c) Termination shall not affect any rights or obligations of a Party leaving the Consortium incurred prior to the date of termination, unless otherwise agreed between the General Assembly and the leaving Party. This includes the obligation to provide all input, Deliverables and/or Data and/or Materials and/or such other information and/or documents for the period of its participation.

SECTION 4 - RESPONSIBILITIES OF PARTIES

4.1	General principles

a) Each Party undertakes to contribute to the efficient implementation of the Project, and to cooperate, perform and fulfil, promptly and timely, all of its obligations under the EC-GA and this Consortium Agreement as may be reasonably required and in good faith. Each Party undertakes to notify promptly to the Coordinator, any significant information, fact, problem or delay likely to affect the Project and the Coordinator shall if appropriate liaise with such relevant Party(ies) in order to resolving and/or mitigating and agreeing any such issues including the revision of the Work Programme as set out in the Gantt Chart at Annex 1 EC-GA No. 305305-2.

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b) Each Party shall provide in due time all information reasonably required by a Consortium Body or by the Coordinator to carry out its Allocated Work.

c) Each Party shall take reasonable measures to ensure the accuracy of any information, documentation, Data and/or Materials it supplies to the other Parties.

d) Each Party shall ensure that its Allocated Work on the Project complies fully with all applicable local, government and international laws, regulations and guidelines which are effective during the period of the EC-GA, including those governing health and safety, data protection, and where relevant, the use of human or animal subjects and good clinical practice (including national legislation implementing the Parliament’s Directive 2001/20/EC on good clinical practice). In this regard, each Party shall maintain the confidentiality, in accordance with Section 10 of this Consortium Agreement, of all Materials and Data relating to the use of human subjects, which is created or used in the course of the Project.

e) Each Party shall secure all necessary approvals from the relevant research ethics committees before undertaking any part of the Project requiring ethics committee approval and shall, if required, obtain properly signed informed consent and acknowledgement forms from any human subjects or their legal guardians who they will involve in the Project. Where any part of the Project takes place in a hospital, the Party involved shall first obtain all necessary approvals, indemnities and agreements from that hospital.

f) When a Party (the “Provider”) sends Material and/or Data, except the IMP as defined above, to another Party (the “Recipient”), a separate material transfer agreement, (an “MTA”), shall be concluded between the Parties to specify the conditions of such transfer of material. The material shall only be transferred if it is Needed for the implementation of the Project, as defined in this Consortium Agreement. It shall only be transferred upon written request stating the purpose for which it is Needed and the material shall only be used for that purpose and for as long as is necessary for that purpose. The Recipient will be entirely responsible for the use of the material and the Provider shall have no obligation or liability for the material, other than using reasonable endeavours to ensure the accuracy of any information that it supplies. The Recipient shall not be entitled to transfer the material to any third party without the Provider’s prior written consent. A template of an MTA that shall be used for such transfers is included in Attachment 5. Each Party using the template is responsible for ensuring that the MTA is completed correctly, adapted to the relevant situation and that it complies with all applicable rules, laws or regulations.

g) The MTA as attached at Attachment 5 is compatible with the provisions in the Annex I EC-GA, namely the Specific Biological Studies at Section 4.4.2, the Data Protection at Clause 4.4.3, Animal Work at Section 4.5 and Transportation of Samples and Devices at Section 4.7. The Parties hereby agree that in circumstances where there is a transfer of Data and/or Materials and/or Subject Data and/or Materials then the MTA as attached at Attachment 5 will be used.

h) The Parties acknowledge that the Subject Sample under the Clinical Trials pursuant to Work Package 5 are to be transferred from the Trial sites to Partner 6 and Partner 8 for analysis by Partner 6 and Partner 8 of the same. The analysis of the Subject Samples and the Subject Data and will be held by the Data Custodian and Sample Custodian pursuant to Clause 4.4 and compiled on the Clinical Database, together with other such other results from the analysis of Material and/or Data . Any leftover Subject Samples from the Clinical Trials will be transferred and dealt with in accordance with the Protocol. Neither Partner 6 or Partner 8 shall act as a store for human tissue after the termination or completion of the Project, for the duration of the Project, however the Materials and Subject Data and Subject Samples will of course be collected, kept and used in accordance with the relevant ethical approvals and also the provisions of Annex I EC-GA Sections 4.4.1, 4.4.2, 4.5, and 4.7.

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i) In the event that pursuant to Annex II Section 37 or Annex II Section 38, a Party withdraws or in circumstances where there is a defaulting Party, then the Party so leaving shall be required to transfer any and all physical Data and/or Materials to the Coordinator and ensure that any Access Rights required to be granted in respect of the same are implemented pursuant to Section 7 and Section 8 of this CA. Provision to deal with the central storage of Materials, Data Subject Materials and/or Subject Data after the termination or completion of the Project is set out at Clause 4.4.

4.2	Breach

In the event a Consortium Body is informed of a breach by a Party of its obligations under this Consortium Agreement or the EC-GA, (eg. A Party producing poor quality work) it will instruct the Coordinator to give written notice requiring that such breach be remedied within thirty (30) Days. If the breach is not remedied, the matter will be taken to the General Assembly which may decide to declare the breaching Party to be a Defaulting Party and to decide on the consequences thereof.

4.3	Involvement of third parties

a) At principle, the Parties shall personally perform their respective Allocated Work. However, upon clear justifications, the Parties can exceptionally involve third parties.

b) A Party that enters into a subcontract or otherwise involves third parties (including but not limited to Affiliated Entities or Third Parties linked to Beneficiaries) in the Project remains solely responsible and liable for carrying out its relevant part of the Project and for such third party’s compliance with the provisions of this Consortium Agreement and of the EC-GA.

c) It has to ensure that the involvement of third parties does not affect the rights and obligations of the other Parties regarding Background and Foreground.

d) The Sponsor in its role as Sponsor, shall, in the first instance, seek to appoint the CRO and the CRO shall be identified and appointed by and shall be a sub-contractor for the purposes of this Agreement.

e) The manufacturer of the Midatech Product if not carried out by Midatech itself, shall be identified and appointed by and shall be a sub-contractor of Partner 3, Midatech, for the purposes of this Agreement.

f) The manufacturer of the Nanopass Device if not carried out by Nanopass itself shall be identified and appointed by and shall be a sub-contractor of Partner 4, Nanopass, for the purposes of this Agreement.

g) The manufacturer of the King’s Product if not carried out by Cardiff University or King’s College London shall be identified and appointed by and shall be a sub-contractor of Partner 1, or Partner 6 as appropriate, for the purposes of this Agreement.

h) The manufacturer of the MidaKing’s System shall be identified and appointed by and shall be a sub-contractor of Partner 3, Midatech, for the purposes of this Agreement, with appropriate licences in place for the purpose.

i) The manufacturer of Composite IMP Device shall in the first instance, be identified and appointed by Partner 3, Midatech and shall be a sub-contractor of Midatech for the purposes of this Agreement.

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4.4	In relation to Trial And Trial Subjects

a) Subject to the provisions set out at this Article 4.4 and in accordance with Section 4.4.3 of the EC-GA Annex I, the Parties shall ensure that they shall not at any time disclose to any third party the name of any Subject unless required to do so by law and/or regulatory authority.

b) For the avoidance of doubt, the Parties shall not under any circumstances disclose to any other Party any identifiable information relating to any Subject unless it is in the interests of the health and safety of any Subject and then any such disclosure shall be for the intended purpose only and no other.

c) Any Party who, in fulfilment of its obligations set out in Annex 1, EC-GA and in accordance with Annex I Section 4.4.1, Section 4.4.2, Section 4.4.3, Section 4.5, and Section 4.7 thereof, is required to transfer to any other Party and/or to any third party any Data and/or Materials shall first effect the completion of a Material Transfer Agreement in the form set out in Attachment 5.

d) It is agreed and recognised between the Parties that no Party shall under any circumstances undertake or instruct any third party to undertake whether directly or indirectly any test, analysis or assay of any Data or Materials which have been transferred to them by another Party for the furtherance of the Project other than as provided for in Annex 1, EC-GA. All and any tests, analysis or assays to be carried out on the Samples pursuant to Annex 1, EC-GA shall be conducted in accordance with all relevant and applicable regulations, guidelines and current good laboratory practices or accepted laboratory practices, where applicable and as referred to at Annex I Section 4.3 and Section 4.7.

e) Any Party in possession of any Data or Materials shall ensure that they are used in compliance with all applicable laws and governmental regulations and guidelines, including for the avoidance of doubt those laws and regulations relating to data protection issues and in accordance with Section 4.4.3 of Annex 1, EC-GA, , any applicable ethical approvals and law and regulations relating to informed consent as set out in Annex 1, EC-GA Section 4.4.2 and also any applicable ethical approvals and law and regulations relating to Annex 1, EC-GA Section 4.4.2 Section 4.5 and Section 4.7 thereof.

f) The Sponsor shall act as the custodian of any Subject Samples in the first instance during the course of the Trial and after the completion of the Trial the Sponsor and the Coordinator shall agree how and where any remaining Subject Samples shall be stored. All Parties shall cooperate and liaise to ensure that any transfer of Subject Samples on the completion of the Trial, are transferred in accordance with all applicable regulations. The budget for this shall, if necessary and as appropriate, be allocated by Partner 1, the Coordinator and agreed between the Parties.

g) The Sponsor shall act as the custodian of any Subject Data, in the first instance during the course of the Trial and after completion of the Trial the Sponsor and the Coordinator shall agree how and where the Subject Data shall be stored. All Parties and all Parties shall ensure that any appointed sub-contractors third parties, including the CRO, involved in Subject Data collection, shall cooperate and liaise to ensure that any transfer of Subject Data upon completion of the Trial are transferred in accordance with all applicable regulations and is transferred in a usable format. The budget for this shall, if necessary and as appropriate be allocated by Partner 1, the Coordinator and agreed between the Parties.

h) The Sponsor shall ensure that all necessary and appropriate insurance is in place to cover Subjects involvement in the Clinical Trials under Work Package 5 for the benefit of any Subject.

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i) The Partner 6, being the Party responsible for providing the IMP System, as manufactured under Work Package 5, for the purposes of the Clinical Trials under Work Package 5, shall ensure that all necessary and appropriate insurance is in place to cover its liability in respect of the IMP System. The Sponsor being required to take out such necessary and appropriate insurance in respect of the Composite IMP Device, as QP released as to regulatory release and used in the Clinical Trials.

j) The Partner 3, being the Party responsible for providing the Midatech Product, as manufactured in accordance with GMP under Work Packages 2 and 5, for use of the Midatech Product for the purposes of the Clinical Trials under Work Package 5, shall ensure that all necessary and appropriate insurance is in place to cover its liability in respect of the Midatech IMP. The Sponsor being required to take out such necessary and appropriate insurance in respect of the Composite IMP Device, as QP released and used in the Clinical Trials.

k) The Partner 4, being the Party responsible for providing the Nanopass Device, as manufactured in accordance with GMP, under Work Packages 2, 3 and 5, for the use of the Nanopass Device in the Composite IMP Device, for the purposes of the Clinical Trials under Work Package 5, shall ensure that all necessary and appropriate insurance is in place to cover its liability in respect of the Nanopass Device for the purposes of delivery of the Nanopass Device to Midatech and up to the point of the production of the Composite IMP Device.

I) The Sponsor being required to take out such necessary and appropriate insurance in respect of the Composite IMP Device, as QP released and used in the Clinical Trials as a therapeutic IMP and Device.

m) The Party(ies) having input in to the design of the Protocol shall be responsible for the same and the Sponsor shall put in place such insurance as is required to cover the implementation of the Protocol for the purposes of the Clinical Trial and any Party having such input shall provide written approval of the final Protocol. Any supply agreement for the provision of the Composite IMP Device shall also be provide to Partner 1 and Partner 4 and Partner 5 and Partner 7 for their information and approval.

n) Partner 1 in cooperation with Partner 6, shall be responsible for and with the benefit of appropriate licences, for the manufacture of the King’s Product to the principles of GMP and the provision of the same to Partner 3, Midatech, for Midatech to combine with the Midatech Product to prepare the MidaKing’s System. The Parties undertake that there shall be no modification of the King’s Product within the MidaKing’s System without the input and approval of Partner 6 and if necessary and appropriate Partner 1. The delivery of the Nanopass Device to Midatech shall be covered by way of a separate MTA to be implemented after the signing of this Consortium Agreement and shall be drafted by Cardiff.

o) Partner 4, Nanopass, shall be responsible for the provision and release of the Nanopass Device to Midatech for Midatech to prepare and QP release the Composite IMP Device. Midatech undertakes that there shall be no modification of the Nanopass Device without the input and approval of Partner 4, Nanopass. The Nanopass Device is regulated under the Medical Device Directive 93/42/EEC and is CE certified. The Parties undertake that there shall be no modification of the Nanopass Device within the Composite IMP Device without the input and approval of Partner 4, Nanopass. The delivery of the Nanopass Device to Midatech shall be covered by way of a separate MTA to be implemented after the signing of this Consortium Agreement and shall be drafted by Cardiff.

p) Partner 3, Midatech, shall be responsible for the Midatech Product and the provision of the QP release of Midatech Product, as to batch certification of the same for the preparation of the MidaKing’s System and the Composite IMP Device and QP release of the Composite IMP Device. The Parties undertake that they shall be no modification of the Midatech Product without the input and approval of Partner 3, Midatech.

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q) Composite IMP Device shall be prepared and manufactured by Partner 3, Midatech or their appointed manufacturer and shall be QP released together with all necessary and appropriate insurance in place in respect of the Composite IMP Device as produced in its combined form and together with all necessary and appropriate certificates, documents and Investigator’s Brochure to the distribution facility responsible for QP release of the Composite IMP Device, prior to the shipment of the Composite IMP Device to the relevant pharmaceutical unit identified as being responsible for the receipt of the Composite IMP Device and QP as to technical release and onward distribution of the Composite IMP Device to the Trial Site for use in the Clinical Trial.

r) The Sponsor shall be responsible for QP as to regulatory release. (This being a requirement of the role as Sponsor that the QP provides technical release of the Composite IMP Device to the Sponsor and the Sponsor performs regulatory release for the purposes of the use of the Composite IMP Device at the Clinical Trial Sites.)

s) The provision of the Nanopass Device and the Midatech Product and the Composite IMP Device is based on the applicable cGMP (current good manufacturing practice) legislation in the European Union and specifically Directive 2001/20/EV (Clinical Trials Directive) and Rules and Guidance for Pharmaceutical Manufacturers and Distributors of: EU Guidelines on GMP, including annexes 13 and 16 (EU Guidelines on GMP) and in accordance with the terms of any manufacturing licence and their respective valid MIA (IMP) MIA (IMD), and Medical Device Directive 93/42/EEC and including for the avoidance of doubt the requirement to retain samples of the Composite IMP Device pursuant to Annex 13 and Directive 91/356 for two years after the end of the Trial.

t) In the event that the Sponsor, for whatever reason, is no longer in a position to act as Sponsor, either voluntarily or otherwise, then any Data and/or Materials, including for the avoidance of doubt Participant Data and/or Participant Materials, then the Sponsor shall ensure that appropriate and adequate provisions are in place and provided for to ensure the safety of such Data and/or Materials and where such Data and/or Materials are held in the indirect day to day care and control by a third party appointed by the Sponsor, including any CRO/CTU if appointed by the Sponsor, then the Sponsor shall require the third party and/or any CRO/CTU, as appointed, to transfer any and all such Data and/or Material to the Sponsor to be dealt with in accordance with the provisions of this Agreement. The Sponsor shall ensure that in any contract with the third party including any CRO/CTU as appointed shall require the third party and/or the CRO/CTU to liaise with the Sponsor and the Coordinator in order to give effect to the safe and timely transfer and in a format that is useable to the Sponsor and the Coordinator, of any and all such information relation to the Project and/or the Clinical Trial including the Data and/or Materials.

SECTION 5 - LIABILITY TOWARDS EACH OTHER

5.1	No warranties

a) In respect of any information, including Background and/or Foreground, and/or Data and/or Materials supplied by one Party to another under the Project, no warranty or representation of any kind is made, given or implied as to the sufficiency or fitness for purpose, nor as to the absence of any infringement not deliberately made of any proprietary rights of third parties. Therefore:

•	the recipient Party shall in all cases be entirely and solely liable for the use to which it puts such information Data and/or Materials;

•	no Party shall be liable in any case of infringement of proprietary rights of a third party resulting from any other Party (or its Affiliates) exercising its Access Rights.

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5.2	Limitations of contractual liability

a) A Party’s aggregate liability towards the other Parties collectively shall be limited to the Party’s share of the Community Financial Contribution, as identified in Annex I of the EC-GA.

b) The limitations of liability stated above (sect. 5.1 and 5.2.1) shall not apply in the case of liability caused by a wilful act and/or gross negligence of a Party, its Affiliated Entities or their employees, officers, or directors in the performance of the said Party’s obligations under this Consortium Agreement, to the extent allowed by law.

c) The terms of this Consortium Agreement shall not be construed to amend or limit any statutory liability.

5.3	Liability and Clinical Trials

a) The Midatech Product, as manufactured to the principles of GMP, under Work Package 2 and the IMP System as manufactured to the principles of GMP under Work Package 5, as combined and manufactured under Work Package 5 to produce the MidaKing’s System 5 and when combined with the Nanopass Device as manufactured to GMP, under work Packages 2 and 3 (together the Composite IMP Device) and the delivery of the same to the Clinical Trials sites for use in the Clinical Trials under Work Package 5 shall be detailed in an IMP and Device Supply Agreement” to be drafted by the Sponsor of the Clinical Trials and shall be provided to the Party(ies) involved in the Clinical Trials as a Clinical Trials site for review and approval to ensure that all appropriate local government and local regulatory requirements are met and shall then also be annexed to this Consortium Agreement at the appropriate time point, when the Clinical Trials design is finalised and Protocol agreed between the Parties.

b) The Composite IMP Device Supply Agreement shall include appropriate provisions as to: 1) insurance for use of the Composite IMP Device in the Clinical Trials, 2) shipping and QP release certifications to the relevant distribution units in the relevant countries providing sites for the Clinical Trials prior to onward delivery of the IMP and the Device to the trail site conducting the Clinical Trials, 3) reporting of SUSAR/SAE provisions and an agreed form for the reporting of the same, 4) recall of the Composite IMP Device in the event of fault, 5) recall of the Midatech Product in the event of fault 6) recall of the Nanopass Device in the event of fault, 7) recall of the IMP System in the event of fault 8) recall of the MidaKing’s System 9) disposal or return of the Composite IMP Device on early termination or completion of the Clinical Trials, 10) attachment of a draft or agreed Protocol.

c) is agreed that no submission for regulatory approval following the preparation of a report pursuant to Del 5.1 under Work Package 5 shall be made to the relevant authorities until an appropriate agreement is concluded between the Parties, if necessary in order to reflect (i) any Ownership of Foreground under the Project including the Clinical Trials Data Set pursuant to a Annex II Section 26, and (ii) Protection of Foreground including the Trial Data Set pursuant to Annex II Section 28 and (iii) the Use of Foreground including the Trial Data Set pursuant to Annex II Section 29 and (iv) Dissemination of the Results and/or Foreground including the Clinical Trials Data Set under Annex II Section 30 and (v) to ensure that any anticipated or know transfer assignment of Foreground including the Clinical Trials Data Set pursuant to Annex II section 27 shall enable another Party and other Parties to exercise their rights in accordance with Annex II Section 27 Point 2.

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5.4	Exclusion of liability

No Party shall be liable to any other Party for punitive damages, indirect or consequential loss or similar damage such as, but not limited to, loss of profit, loss of revenue or loss of contracts.

5.5	Damage caused to third parties

Each Party shall be solely liable for any loss, damage or injury to third parties resulting from the performance of the said Party’s obligations under this Consortium Agreement or from its use of Foreground or Background, provided, however, a Party shall not be responsible to the extent any loss, damage or injury to third parties results from the gross negligence or wilful misconduct of another Party.

5.6	Force Majeure

No Party shall be considered to be in breach of this Consortium Agreement if such breach is caused by force majeure. Each Party will notify the General Assembly of any force majeure as soon as possible. If the consequences of force majeure for the Project are not overcome within six (6) weeks after such notification, the transfer of Allocated Work - if any - shall be decided by the General Assembly.

SECTION 6 - GOVERNANCE

The organisational structure of the Consortium shall be as follows:

1-	Operational bodies and specific operational procedures applicable to each Consortium Bodies

•	the General Assembly (“GA”) is the decision-making body of the Consortium for the execution of the Project;

The General Assembly will be permanently chaired by the Coordinator.

Role. The GA is in charge of the overall direction and major decisions with regard to the Project and will principally guide the strategic direction of the Work Programme. This will involve addressing the following matters:

•	Project and sub-Project status and compliance with the objectives of the Work Programme;

•	degree of integration through the Work Programme of Work Allocated activities;

•	termination of sub-Projects not complying with the objectives or EC /CA standards;

•	risk assessment and adoption of rescue plans.

•	on an 18-month basis, adoption and any revision of the Work Programme of Work Allocated activities and budget shares;

•	inclusion and exclusion of Partners; nomination of a new coordinator if default;

•	amendment of terms of the Work Allocated activities’ of the Work Programme of the EC grant Agreement and of the CA;

•	review of publications, authorships, dissemination and intellectual property right issues; strategies to exploit the obtained Results.

•	establishment of the IAB, including the appointment, revocation of appointment and determination of the rules for selection of the experts; assessment of the report of the IAB. At least 2 bioethicists will be appointed in the IAB.

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Composition. The GA consists of one principal contact point per Partner, backed by one authorised person for signature of the institution he/she represents.

Meetings. The General Assembly will meet every 12 months from the start of the Project execution: Five GA meetings will be regular physical meetings (kick-off, Month 12, 24, 36 and Final meeting). These meetings will be coupled with General Consortium meetings, which gather not only the Principal Investigators, but also all personnel working on the Project, Work Package Team members in particular post-docs or PhD students hired thanks to the EC funds. Intermediate meetings (Month 6, 18, 30, 42) will be held electronically. Basically, the GA receives the minutes of the ExCom for discussion and final validation by vote via emails or teleconference.

The GA meetings will be convened and prepared by the Coordinator with the support of the PMT. The Coordinator will prepare in writing the agenda of the meetings and send it to each GA member at least 15 days before the meetings, with all relevant Background Information and supporting documents to any decision proposed to be taken. For decision-making purposes, each GA member will have one vote. Quorum and majority requirements will be laid down in the CA. Minutes of General Assemblies will be prepared by the Coordinator and the PMT acting as secretary, sent by the project manager (Work Package Leaders) to all members, and archived on the private website for allowing continuous access.

•	the Executive Committee (‘ExCom’)

The Executive Committee (ExCom), board of the WP leaders, is the operational arm of the GA in charge of coordinating the implementation of the Project and other relevant activities supporting this research Work Programme.

Role.

Vis-à-vis the GA, the ExCom will be in charge of:

•	proposing and implementing the scientific orientations in the WPs (when needed, evaluated by the IAB); managing the implementation of the research Work Programme; providing alternatives for the existing research Work Programme (rescue plans); monitoring milestones, deliverables and timelines, Partners’ performance; evaluating the quality of the performed research Project;

•	supporting the Coordinator in the preparation of the meetings and in the compilation of minutes;

•	preparing relevant documentation for the items to be approved by the GA including financial subventions per type of Work Package activities and per Partner;

•	drawing up proposals to the GA for additional agreements and amendment of its terms;

•	implementing and deciding on measures of controls and audit procedures in order to ensure the day-to-day coordination and monitoring of the Project activities;

•	compiling reports in case of the default of a Partner or the Coordinator to the GA;

•	assembling the reports (technical part) to be delivered to the EC and writing their general sections;

•	ensuring the optimal use and harnessing the generated knowledge within the scientific community and the public;

•	preparing competitive calls for the acceptance of new partners;

Vis-à-vis the overall project management, the ExCom will be:

•	coaching and verifying the observance of the Work Programme by the Partners;

•	taking the decisions needed for the correct implementation of the Work Packages; and

•	approving and collecting the Project’s deliverables.

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Decisions by the ExCom will normally be taken by consensus, but where this is not feasible the principle of majority voting of two thirds will apply. Decisions may be taken via audio- or video-teleconferences, or during physical meetings. The Work Package Leaders shall send meeting minutes to all the members of the ExCom within 15 calendar days and they shall be considered as accepted if no member has objected to the Coordinator against the minutes within 15 calendar days.

Composition. The ExCom consists of the Coordinator, one representative of the PMT, as well as each WP leader. Thus, the ExCom consists of five members with various profiles and experience: public academics, SME and larger pharmaceutical company background, which will give a well balanced diversity of approaches to the same issue. Additional Partners can be invited depending on the agenda of the meeting. The EE-ASI Coordinator chairs the ExCom for the duration of the Project; the Project Manager will act as vice-chair. The Additional Partners being members of EE-ASI Project who are invited to attend in an advisory capacity to assist in discussions of agenda items.

Partner no.	Short name	ExCom member	Leadership / expertise

1	CU	Colin Dayan	Coordinator, leader of WP4, co-leader of WP1 & WP6

2	IT	Jerome Weinbach	Leader of WP1&WP6, management and business aspects

3	MID	Jan Mous	SME rep., leader of WP2, nanoparticle design, synthesis and clinical grade manufacture; nanoparticle toxicology

4	NPSS	Yotam Levin	Leader of WP3 for microneedle design, GMP manufacture and testing

Meetings. The ExCom will meet at least every 6 months, but additional meetings via teleconference or videoconference may be held if required. The Project Manager shall convene the meetings with a notice period of 30 calendar days, and send the agenda and any supporting relevant documentation to all Partners 15 days before the meeting. The ExCom is the main decision-drafting entity and will prepare all the management decisions needed to keep the Project focused on its objectives. All such decisions will be submitted to the GA for discussion and final approval.

•	the Work Package Teams and Leaders (‘WPT’)

There are as many WPTs as Work Packages (WP) defined in the project.

Role. The role of the WPT vis-à-vis the ExCom will be:

•	to present scientific and financial progress reports on the advancement of the WPs;

•	to make proposals on the allocation of WP tasks, financial needs among the contractors;

•	to draft and validate project deliverables of the WP to be submitted to the EC;

•	to identify potential risk within the WP; and

•	to inform the ExCom of any other difficulty arising in connection with the WP.

Composition. Each WPT for the purposes of the governance provisions of this Agreement is composed of one member per Partner participating in the relevant WP (see part B2.4: resources). The WP Leaders of each WPT have already been defined. The WP leader will chair the WPT. They are responsible for the overall follow-up of the concerned Work Package and will ensure an efficient communication within the WPT, including the organisation and funding (R&D cost) of WPT meetings when necessary. To ease the coordination process within the WP, each collaborative task defined in the WP is led by a task leader who reports to the WP Leader.

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Meetings. The WPT shall convene meetings at least every 3 months via teleconference or at any time upon written request of the WP Leader or any member of the WPT if need be.

2 – Management team:

•	The Coordinator is the legal entity acting as the intermediary between the Parties and the Commission. The Coordinator shall, in addition to its responsibilities as a Party, perform the coordination tasks assigned to it as described in the EC-GA and this Consortium Agreement.

•	A Project Manager assists the General Assembly and the Coordinator.

•	An Business Plan Committee, dealing with IP issues and exploitation strategy regarding the Project.

6.1	Operational procedures applicable to all Consortium Bodies

6.1.1 Representation in meetings

Any member of the Consortium Bodies should be present or represented at any of its meeting. A member may appoint a substitute or a proxy to attend and vote at any meeting and shall participate in a cooperative manner in the meetings.

All of the members of the Consortium Bodies may grant a power of attorney to one of the other members to represent them as proxies, with a limit of one (1) proxy per member.

6.1.2 Preparation and organisation of meetings

6.1.2.1 CONVENING MEETINGS

The chairperson of a Consortium Body shall convene meetings of that Consortium Body:

•	for the General Assembly: ordinary meeting shall be held once (1) a year;

•	for the ExCom: ordinary meeting shall be held at least twice (2) a year.

Extraordinary meetings shall be held at any time upon written request of one-third (1/3) of the members of the related Consortium Body and upon written request of a (1) member in case of emergency.

6.1.2.2 NOTICE OF A MEETING

The chairperson of a Consortium Body shall give prior notice in writing of a meeting to each member of that Consortium Body as soon as possible and within at least thirty (30) Days prior to the meeting date and, for the extraordinary meetings, within at least fifteen (15) Days prior to the meeting date.

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6.1.2.3 AGENDA

The Coordinator shall prepare in writing the agenda to each member of the relevant Consortium Body and send it with all relevant and supporting documentation when sending the notice of the meeting.

Any agenda item requiring a decision by such Consortium Body must be identified as such on the agenda.

Adding agenda items:

Any member of a Consortium Body may add an item to the original agenda by prior written notification to all of the other members of that Consortium Body within ten (10) Days.

However, during a meeting the members of a Consortium Body present or represented can unanimously agree to add a new item to the original agenda.

6.1.2.4 DECISION WITHOUT MEETING

Meeting can also be held by teleconference or other telecommunication means.

Any decision may also be taken without a meeting by circulating to all members a written document which is then signed by the defined majority of members in compliance with Section 0 of this Consortium Agreement.

Decisions shall only be executed once the relevant part of the minutes is accepted according to Section 0 of this Consortium Agreement.

6.1.3 Quorum and voting rules

Each member of a Consortium Body present or represented in the meeting shall have one (1) vote.

Decisions concerning the fact that a Party is a Defaulting Party shall be taken unanimously. But, for decisions relating to the default of a Party and the consequences, the vote of such Party shall not be required nor counted.

•	Regarding the General Assembly and the Executive Committee:

The General Assembly or the ExCom shall not validly deliberate and decide unless a quorum of 6/9 of the members of either the GA members or the ExCom members are present or represented.

Decisions by the ExCom will normally be taken by consensus, but where this is not feasible the principle of majority voting of two thirds will apply. Decisions may be taken via audio- or video-teleconferences, or during physical meetings.

In case the quorum is not met, the General Assembly or the ExCom members will be convened once again within no more than fifteen (15) Days from this date, with the same agenda and may validly deliberate and make vote even in the absence of quorum. Then all decisions shall be taken by a majority of two-third (2/3) of the votes unless otherwise provided for in this Consortium Agreement.

•	Regarding the Work Package Team:

There is no quorum condition.

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Decisions shall be taken by a majority of two-thirds (2/3) of the votes unless otherwise provided for in this Consortium Agreement.

6.1.4 Veto rights

A Party who can show that its own work, time for performance, costs, liabilities, intellectual property rights or other legitimate interests would be severely affected by a decision of a Consortium Body may exercise a veto with respect to the corresponding decision or relevant part of the decision.

When the decision is foreseen on the original agenda, a member may only veto such a decision during the meeting.

When a decision has been taken on a new item added to the agenda before or during the meeting, a member may veto such decision during the meeting and within fifteen (15) Days after the validated minutes of the meeting are sent.

In case of exercise of veto, the members of the related Consortium Body shall make every effort to resolve the matter which occasioned the veto to the general satisfaction of all its members.

A Party may not veto decisions relating to its identification as a Defaulting Party. The Defaulting Party may not veto decisions relating to its participation and termination in the Project or the consequences of them.

A Party requesting to leave the Consortium may not veto decisions relating thereto.

6.1.5 Minutes of meetings

The chairperson of the Consortium Body shall produce written minutes of each meeting which shall be the formal record of all decisions taken. He shall send the draft to the voting members (present or represented) within thirty (30) Days for the GA and within fifteen (15) Days as from the meeting.

The minutes shall be considered as accepted if, within thirty (15) Days for the GA and for the ExCom from the receiving date, no member has objected in writing to the chairperson with respect to the accuracy of the draft of the minutes.

In case of a persistent objection the point subject to debate shall automatically be registered on the agenda of the next meeting.

The accepted minutes shall be sent as soon as possible to all of the members of the ExCom and the Coordinator, who shall safeguard them. If requested the Coordinator shall provide authenticated duplicates to Parties.

Decisions shall only be executed once the relevant part of the minutes is accepted.

6.2	Coordinator

The position of Coordinator is entrusted to Prof C Dayan, Partner 1, Cardiff University, who is assisted by the PMT (Partner 2, IT) for all coordination and grant management related tasks as described in WP1. The Coordinator is the intermediary between the Beneficiaries and the European Commission. Furthermore, the Coordinator is vigilant in ensuring that the WP leaders deliver on time.

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Role. The role of the Coordinator to be stated in the CA will be:

Vis-à-vis the European Commission, the coordinator will:

•	communicate all information in connection with the Project to the EC;

•	timely distribute the EC pre-financing to the Partners in proportion of their planned budgets;

•	obtain Certification on Financial Statements (CFS) by the Beneficiaries when necessary;

•	prepare and submit periodic accounts and reports as requested by the EC;

•	be responsible for the administration, preparation of minutes and chairing the GA and the ExCom, and follow-up of their decisions;

•	submit any request of amendment of the grant agreement to the EC with accompanying documents.

Vis-à-vis the other Partners, the Coordinator will:

•	assess with the ExCom the Project Deliverables based on the reports, the supporting documents and CFS provided by the Partners; and

The Coordinator shall not be entitled to act or to make legally binding declarations on behalf of any other Party. The Coordinator shall not enlarge its role beyond the tasks specified in this Consortium Agreement and in the EC-GA.

6.3	Project Manager

The position of Project Manager is entrusted to INSERM TRANSFERT, represented by Jerome Weinbach, senior project manager assisted by Marie Clotteau, project manager.

The Project Manager will be responsible for implementing at Consortium-level all activities linked to the management of the financial and legal issues, together with the co-ordination of the knowledge management and other innovation-related activities comprising those as stated in the IP Plan for dissemination and use. The IP Plan being made available in a timely manner so as to ensure the Partners can consult with their relevant IP managers. The IP Plan will include inter alia provisions to cover those matters as outlined at Section 6.4 of this Agreement

The Project Manager will oversee the promotion of gender equality within the Consortium. The Project Manager will work in close liaison with the Coordinator and other Partners and members of various Work Package Teams of the Consortium to ensure that the objectives of the Project are timely fulfilled, so as to alert in due time the General Assembly in case of delay to implement Contingency Plans.

6.4	Business Plan Committee (“BPC”)

a) Each Party shall appoint one (1) representative, having specialised competence regarding intellectual property right. IPUC shall be chaired by Mrs Teresa Bowen (Beneficiary #1 / Cardiff University), LSF Senior Contracts Officer or Eryl Cox Technology Transfer Officer of Partner No 1 Cardiff University.

b) It shall meet as often as necessary, when intellectual property issues arise. It shall also initiate and implement EE ASI Intellectual Property procedures and good practices, this being the IP PLAN as referenced and required pursuant to ANNEX II SECTION 29 Point 2 namely an “ the plan for the use and dissemination of foreground”

The IP Plan will have considerations as to provision for the following matters

•	extension of the time of one year as set out in Annex II Section 34 Point 4

•	options provisions for a Party(ies) to commercialise a Product and/or process for the benefit of all Parties, including provision for recognition of Parties, including financial recognition attributable to Parties.

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c) Apportionment of percentage ownership and also any interests in rights on commercialisation of the same shall be attributed and attributable on fair and reasonable terms, having and giving consideration to a Party’s input to any Background and/or Foreground and/or Joint Foreground both during to the term of the Project and also as at the date of the determination of the same in readiness for any commercialisation of any Product and/or process.

d) It is acknowledged by the Parties that it may be an SME who takes forward any commercialisation of a Product, however any decision as to which Party shall take forward the commercialisation, shall be determined at the time of such proposed commercialisation and any such decision shall be made by the Business Plan Committee, (as is required to be approved by the Commission) and shall be made on the basis, as to which Party is viewed as being the most appropriate and best Party at that time, to take forward any commercialisation, in the interests of all the Parties.

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6.5	External advisory committees

6.5.1 Independent Advisory Board (“IAB”)

Due to the nature of the Project, an independent consultative body specifically addressing commercial, ethical and regulatory issues will be constituted at the very beginning of the Project. This Independent Advisory Board (IAB) will be composed of 6 members chosen for their recognised expertise, 2 being experts in ethical and regulatory issues:

Name of the expert	Expertise and background
Dr. med. Thomas Danne Ethics, Childhood and Adolescent Diabetes	Thomas is the Director of the Department of General Paediatrics and Endocrinology / Diabetology at the Kinderkrankenhaus auf der Bult, Hannover Medical School, which is the largest paediatrics diabetes centre in Germany. His research interests include basic and clinical research in paediatric diabetology with special emphasis on new insulins, glucose sensors and insulin pumps. Dr Danne has published over 70 peer-reviewed papers and has contributed to several books. He is the past President of the International Society for Paediatric and Adolescent Diabetes (ISPAD) and a member of the IDF’s Consultative Section for Childhood and Adolescent Diabetes (CSCAD), and past conference President of the German Diabetes Association (DDG).

Prof Nikolaus Romani Dendritic cells immunology	Associate Professor, Dep. of Dermatology & Venerology, Innsbruck Medical University, Austria, Nikolaus studied biology at the University of Innsbruck where he obtained his PhD in 1983. After two years at the Rockefeller University in Ralph Steinman’s laboratory (1987-88) he - together with Gerold Schuler - helped to make Innsbruck one of the first “dendritic cell strongholds” in the Old World. He became Associate Professor in 1990 and has been involved in dendritic cell research at the Department of Dermatology of “Innsbruck Medical University” ever since.

Dr Roland Dobbelaer Vaccinology, Clinical Trials, GMP production. Regulatory affairs.	Roland holds a PhD in Biochemistry. In mid 2007 he retired as Head of the Section for Biological Standardisation of the Scientific Institute of Public Health in Brussels, where he was responsible for the National Control Authority Batch Release of vaccines and plasma derivatives operating in the EU Network of Official Medicines Control Laboratories. In this capacity, Roland advised the Belgian Medicines Agency. As a member of the EU CHMP Biologies Working Party, he also advised the European Authorities in matters of licensing and regulation of biologicals. Between 2006 and 2008, Roland chaired the following committees: WHO Expert Committee on Biological Standardisation (ECBS), CHMP Vaccines Working Party, Biological Standardisation Steering Committee of the European Directorate for the Quality of Medicines (EDQM), and the European Pharmacopoeia Expert Group N° 15 on vaccines.

Prof Berent Prakken Cellular immunology, antigen-specific immunotherapy in humans	Berent is professor of Paediatrics with a special interest in immunology at the UMC Utrecht, the Netherlands and at the Willhemina Children’s Hospital Utrecht. He is a paediatric rheumatologist and trained in research in the Netherlands and UC San Diego. His laboratory was the first to demonstrate CD4/CD25/FOXP3+ regulatory T cells in human autoimmunity and in recent years he has focused on optimal targets, route and setting for immune intervention in human immune mediated disease and the development of biomarkers and technology for the characterization of antigen-specific T cells in humans.

Steve Reed – Product development	Steve is the Founder, President, and CSO of the Infectious Disease Research Institute (IDRI), Professor of Medicine at Cornell University Medical College in New York and Research Professor of Pathobiology at the University of Washington as well as a member of the Vaccine Development Steering Committee of the World Health Organization. He joined the Seattle Biomedical Research Institute in 1984 where he worked until founding IDRI in 1993. In 1994 he co-founded Corixa Corporation (which was later sold to GlaxoSmithKline, GSK) where he served as Chief Scientific Officer until leaving in 2004. He also founded Dharma Therapeutics, co-founded Immune Design Corp in 2008. He has more than 230 original publications and 105 issued patents on diagnostics, vaccines, and therapeutics of infectious diseases and cancer.

Dr Richard Insel, Type 1 diabetes patient organisations.	Dick is Chief Scientific Officer for Juvenile Diabetes Research Foundation, the leading charity for supporting research into type 1 diabetes worldwide. At JDRF he has responsibility for heading up the strategic direction and oversight of all JDRF research projects. Prior to joining JDRF in 2003, he held various leadership positions at the University of Rochester Medical Center during a 26-year tenure there. He was the scientific co-founder of Praxis Biologies, a biotechnology company established in 1983 and subsequently acquired by Wyeth, the global pharmaceutical and health care products company. Praxis Biologies was responsible for bringing a new vaccine to market that resulted in the virtual elimination of the most common form of childhood meningitis among American infants and children.

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The IAB will consider the multidisciplinary nature of ethical, regulatory, technical and strategic (exploitation) issues raised by our antigen-specific immunotherapeutic approach in Type 1 Diabetes and in particular the use of Enhanced Epidermal Antigen Delivery Systems. The IAB will facilitate compliance with ethical requirements by providing guidance on ethics and regulatory issues. Moreover, these experts will be responsible for keeping the Project Partners well-informed about any new ethical regulations relevant to our project. Actions will be taken in order to increase researchers’ awareness of ethical issues.

The ultimate goal of EE-ASI is to integrate an antigen delivery system supported by cutting-edge technology, which will be tested in a first Clinical Trials towards the end of the Project. Therefore, we have populated our IAB with experts who can provide information and guidance on regulatory issues during the developmental stages of such an innovative therapy. Contacts with the EMA Innovation Task Force (ITF) will be established to facilitate informal exchange of information from the very onset of this Project.

The IAB will attend annual consortium meetings including the kick-off meeting. In advance of the meeting, the consortium Partners will send relevant questions and comments to the IAB so that they can prepare the topics for discussion. The Advisory Board will monitor the work performed and advise the ExCom when necessary. A report from the Advisory Board will be included in the intermediate and final Project reports. The Advisory Board will ensure that the research performed by the EE-ASI Partners is in accordance with the recommendations of the European group of Ethics. Another task of the IAB will be to comment / advise on our business and dissemination plans, helping reaching out to the scientific community and to interested groups in society (general public, patient associations, legislation etc.) and to stimulate a meaningful dialogue on this topic.

•	The Data Safety Monitoring Board (DSMB)

Role. The DSMB will provide independent, competent, and timely review of the data quality and of safety of our Clinical Trials. In their composition, SOPs, and decision-making, DSMB will have appropriate independence from political, social, institutional, professional, and market influences. Their governing rules will promote independence in decision-making vis-à-vis the Sponsor.

The DSMB will have no direct relation with the ethicists of our IAB. However, all amendments and revisions that received a positive feedback from IAB will be submitted to the DSMB, whether or not related to recommendations of the DSMB. Site-specific amendments may require special treatment.

Composition. The independent Data Safety Monitoring Boards set-up is the responsibility of the Sponsor.

Meetings and reports. The DSMB will meet at regularly defined intervals via teleconference to review and evaluate the quality of data collected during the Clinical Trials and assess reports on cumulated serious adverse events, as per the DMSB chart developed for the Clinical Trials and provide advices to the Trial Steering Committee. When requested, emergency reviews of data for safety – related issues may be requested by the Sponsor. After the conclusion of the review, the DSMB will provide recommendations to the Trial SC regarding the ongoing scientific and ethical integrity of the Clinical Trials based on the data reviewed and the progress reports of the Clinical Trials in reference to the Clinical Trials Protocol.

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SECTION 7 - FINANCIAL PROVISIONS

7.1	General Principles

7.1.1 Distribution of the Community Financial Contribution

The Community Financial Contribution received from the Commission to the Project shall be distributed by the Coordinator according to:

•	the Consortium Budget (See Attachment 6 of this Consortium Agreement),

•	under the condition of the Commission approving the corresponding Deliverables, including periodic reports required by the EC-GA;

•	Section 7.3 of this Consortium Agreement.

7.1.2 Justifying Costs

In accordance with its own usual accounting and management principles and practices, each Party shall be solely responsible for justifying its costs with respect to the Project towards the Commission. Neither the Coordinator nor any of the other Parties shall be in any way liable or responsible for such justification of costs towards the Commission.

7.1.3 Funding principles

A Party that spends less than its allocated share of the Consortium Budget will be funded from the Community Financial Contribution in accordance with its actual duly justified eligible costs only. A Party that spends more than its allocated share of the Consortium Budget will be funded from the Community Financial Contribution only in respect of duly justified eligible costs up to an amount not exceeding that share. No other Party shall be liable for any costs of a Party, exceeding that Party’s budgeting of such cost.

7.1.4 Financial Consequences for a leaving Party

A Party leaving the Consortium shall refund all advance payments received except the amount of expended eligible costs accepted by the Commission.

Furthermore a Defaulting Party shall, within the limits specified in Section 5.2 of this Consortium Agreement, bear any additional costs incurred by the other Parties in order to perform the Defaulting Party’s incomplete tasks under the Work Plan.

7.1.5 Clinical Trials valuation

In the course of the Project, the Sponsor shall valuate the Clinical Trials effective costs. With respect of the amounts identified, the Executive Committee shall prepare and submit a Clinical Trials budget plan proposal to the General Assembly for its approval. For the avoidance of doubt, the Clinical Trials shall not start if the full financial covering is not ensured ie provided for.

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7.2	Budgeting

All resources made available for the Project shall be valued in accordance with the usual accounting and management principles and practices of the respective Parties and shall be included in the Consortium Budget.

7.3	Payments

Payments to Parties from the Community Financial Contribution are the exclusive Allocated Work of the Coordinator. In particular, the Coordinator shall:

•	notify the Party concerned promptly of the date and of the amount transferred to its bank account, giving the relevant references

•	perform diligently its Allocated Work in the proper administration of Community Financial Contribution

All payments shall be made without undue delay by the Coordinator after receipt of Community Financial Contribution from the Commission in accordance with the accepted decisions of the General Assembly, which includes the payment schedule.

The Coordinator is entitled to withhold any advances due to a Defaulting Party. The Coordinator is entitled to recover any advances already paid to a Defaulting Party.

SECTION 8 - FOREGROUND

EC-GA Article II.26. to Article II.29. shall apply to Foreground with the following additions:

8.1	Joint ownership

8.1.1 Principle

a) According to Article II 26.2 of the EC-GA, but subject to the provisions of Clause 8.1.1 d) and Clause 8.1.1. e) and Clause 8.1.1 f) below, in case of joint ownership of Foreground (“the Joint Foreground”) and when no joint ownership agreement (“the Intellectual Property Plan” as per Annex II Section 29 Point 2) has been concluded yet, each of the joint owners (“the Joint Owner(s)”) shall with written consent be entitled to use the Joint Foreground as it sees fit, and to grant non-exclusive licenses to third parties under market conditions, without any right to sublicense, subject to the following conditions:

•	at least forty-five (45) Days prior notice must be given to the other joint owner(s); (as per Annex II Section 30 Point 3 and Annex II Section 27 Point 2

•	and fair and reasonable compensation must be provided to the other joint owner(s).

b) The joint ownership agreement, namely the IP Plan, pursuant to Annex II Section 2 Point 1 which must be concluded as soon as possible and at the latter upon the expiry date or the termination date of the Project, shall clearly state a fair and reasonable compensation of the other Joint Owner(s).

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c) In any case the Joint Owners shall freely utilise the Joint Foreground for internal research activities, up to and including preclinical studies, on a royalty free basis and without the prior consent of the other Joint Owners.

d) Foreground in the Trial Data Set and the Composite IMP Device is deemed to be Joint Foreground owned by all the Parties and any ownership share shall be in accordance with a Party’s contribution in respect of the same and as reflected in the IP Plan.

e) The Parties hereby agree that there shall be no ‘use’ of any Foreground and/or Joint Foreground, in terms of the marketing and/or commercialisation of the Composite IMP Device or any process relating thereto, until Deliverable 5.5 has been prepared, reviewed and approved by the Parties, following which the Parties shall meet in order to agree how to implement the IP Plan in respect of the Composite IMP Device.

f) The Parties hereby agree that there should be no ‘use’ of any Material, Data, Foreground and/or Joint Foreground in terms of the marketing and/or commercialisation of the same, if such marketing and/or commercialisation of the same, would prejudice the integrity and/or efficacy of the Clinical Trials during the conduct of the Clinical Trials and/or the production of any report of the Clinical Trials under DEL 5.1 DEL 5.2 and/or DEL 5.3.

g) In circumstances where a Party leaves the Consortium or a Party’s involvement in the Project is terminated pursuant to Annex II Section 36, Annex II Section 37 and/or Annex II Section 38, the Parties recognise that pursuant to Clause 8.8.2.2, the leaving Party is required to grant Access Rights to other Parties for the remainder of the Project, however the leaving Party shall (notwithstanding the provisions of Annex II Section 34 Paragraph 4) ensure prior to the end date of their participation, that the Access Rights as provided for pursuant to Annex II Section 33 Paragraph 1 and Paragraph 2 and Section 34 Paragraph 1 and Paragraph 2 thereof, shall be granted to any relevant Party.

h) In circumstances where a Party leaves the Consortium or a Party’s involvement in the Project is terminated pursuant to Annex II Section 36, Annex II Section 37 and/or Annex II Section 38, the Parties recognise that pursuant to Clause 8.8.2.2, the leaving Party is required to grant Access Rights to other Parties for the remainder of the Project. The Parties acknowledge however that the leaving Party, pursuant to Section 9 Clause 9.8.2.1.2 and Clause 9.8.2.1.1, no longer has the benefit of Access Rights to Foreground, accordingly where the leaving Party is a Joint Owner to Joint Foreground at the date of leaving, then the leaving Party shall ensure, prior to end date of their participation in the Consortium and in circumstances where there is no transfer of Joint Foreground under Annex II Section 27, that the leaving Party’s interest in such Joint Foreground is effectively assigned to the other Joint Owner(s) of such Joint Foreground and this request shall be deemed to be included in the provisions of Annex II Section 36 Paragraph 6. It would not necessarily follow however, as a consequence that a leaving Party would not benefit under any IP Plan but it might be that a defaulting Party might not be viewed as being due a benefit under the IP Plan.

i) In circumstances where a Party, who is the owner of Joint Foreground, intends to transfer it interest in such Joint Foreground, pursuant to Annex II Section 27 Paragraph 1, then the transferring Party shall provide at least 45 days notice to the other Parties of the envisaged transfer. Following such notification, any other Joint Owner of the Joint Foreground may object within 30 days of the notification or such other time limit as agreed in writing, to any envisaged transfer of ownership on the grounds that such transfer of Joint Foreground may adversely affect the commercial interests of other Joint Owners of such Joint Foreground or such transfer is inconsistent with the IP Plan and the Parties shall met to agree how such Joint Foreground shall be protected and the commercial interests of all Joint Owners of Joint Foreground can be protected and/or is in accordance with any IP Plan in place.

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j) For the avoidance of doubt Access Rights are still granted to a leaving Party until date of leaving but not to a Defaulting Party whose contract has been terminated this is in accordance with Clause 9.8.2.1 below. “Access Rights” are as defined in Annex II Section 1.

k) For the avoidance of doubt it is provided for under Annex II Section 33 that Access Rights to Foreground and Background shall be granted on a royalty free basis to the other Parties if needed for the Project.

I) Under Annex II Section 34 where Access Rights are needed by a Party in order to use their own Foreground or Background then such Access Rights are granted on a royalty free basis or under fair and reasonable conditions. Where Annex II Section 1 defines “use” as the “direct’ or indirect utilisation of Foreground inter alia for “….developing, creating and marketing a product or process…”

m) It is recognised by the Parties that the time limit of one year as stated at Annex II Section 33 will required to be extended in order to accommodate the requirements of the Project and therefore an extension of time to the one year provided in Annex II Section 33 shall be extended and shall be discussed and agreed and provided for in the IP Plan

n) If a Party leaves the Consortium and terminates their participation in this Agreement ie. the leaving Party then their percentage share of Foreground and/or Joint Foreground shall be and shall remain that as it stands at the date of the leaving Party leaving. Accordingly, if any new Foreground and/or Joint Foreground is developed after the leaving Party has left then this will logically involve the dilution of the leaving Party’s original share. Any commercial rights including any royalty share or otherwise, attributable to the Foreground and/or Joint Foreground at the time of commercialisation of the Foreground and/or Joint Foreground, shall be attributed on a fair and reasonable basis and on terms appropriate to both 1) the Parties remaining at the time of commercialisation and 2) also to a leaving Party’s Background and Foreground input up to the date of the leaving. No reach through rights to Foreground and/or Joint Foreground going forward, shall be granted to a leaving Party and accordingly therefore a leaving Party’s proportionate entitlement to Foreground and/or Joint Foreground shall not increase after the leaving Party has left.

8.1.2 Clinical Database

a) The Clinical Database to be delivered under Annex I of the EC-GA (DEL 5.3) shall be the Joint Foreground jointly owned by the Parties. The Sponsor and the Coordinator shall agree as to where the Clinical database is to be located and who shall provide the Clinical Database, together with the provision of any specification, testing and approval of the same, prior to the commencement of the Clinical Trial.

b) The Parties agree that the ExC shall administrate this Clinical Database on behalf of the Parties during the Project. This will be set out in the IP Plan to be concluded, as well as the appointment of the final administrator for the maintenance of the Clinical Database for regulatory purposes (it may be that the final administrator is also the final recipient of any Data and/or Material of the Project and/or the final administrator of the Subject Samples and Subject Data and it shall be agreed as between the Sponsor and the Coordinator as to whom the final administrator shall be and the Access Rights conditions stated in 9 below.

c) Neither the Sponsor, nor the CI of any Clinical Trials, would have access to the Clinical Database during the currency of the Clinical Trials and all analysis of any Trial Data would be accessed by and any analysis thereof would be conducted by the Project statistician and presentation of the same to the DSMB. It is then from this that the report pursuant to DEL5.3 would be prepared for regulatory purposes.

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d) If and where a Party is to sub-contract the commissioning, running, collation of data and management of the Clinical Database to a named sub-contractor during the period of the Clinical Trials then any sub-contact shall state that the Clinical Database is to be owned by the Party under this Agreement (‘the Contractor’) and the Clinical Database is held by the Contractor under the sub-contract agreement for the joint benefit and ownership of the Contractor and all the Parties to this Agreement. A Party shall at all times remain responsible for the act and/or omissions of it sub-contractor.

e) If and where a Party is to sub-contract any part of their respective Work Package, then any sub-contact shall state that the sub-contracted work is to be owned by the Party under this Agreement (‘the Contractor’) and the subcontracted work is held by the Contractor under the sub-contract agreement for the joint benefit and ownership of the Contractor and all the Parties to this Agreement. A Party shall at all times remain responsible for the act and/or omissions of it sub-contractor.

8.2	Transfer of Foreground

a) Each Party may transfer ownership of its own Foreground, in all or in part, following the procedures of the EC-GA Article II 27 during the Consortium Agreement.

b) It may identify specific third parties it intends to transfer ownership of Foreground to in Attachment 4 (“list of the third parties for the execution of Section 8.2”) here enclosed to this Consortium Agreement. Any further modification of this Attachment shall be valid after unanimous and favourable decision of the General Assembly, as set forth in Section 6

c) The other Parties hereby waive their right to object to a transfer to listed third parties according to the EC-GA Article II.27.3.

d) The transferring Party shall, however, notify the other Parties of such transfer and shall be responsible for ensuring that the rights of the other Parties will not be affected by such transfer. Any addition to Attachment (4) after signature of this Consortium Agreement requires a decision of the General Assembly.

e) The Parties recognize that in the framework of a merger or an acquisition of an important part of its assets, a Party may be subject to confidentiality obligations which prevent it from giving the full forty five (45) Days prior notice foreseen in EC-GA Article II 27.2. Notwithstanding the foregoing sentence, a Party shall always give not less than fourteen (14) Days prior notice to the other Parties.

8.3	Dissemination

8.3.1 Publication

Dissemination activities including but not limited to publications and presentations shall be governed by Article II.30 of the EC-GA.

All Parties publishing on the EE-ASI project and their Foreground shall use as often as possible the EE ASI logo and graphical chart adopted by the General Assembly at the start of the Project. Furthermore, all Parties shall acknowledge the EC support in these publications using the following sentence:

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This work is part of the EE ASI programme (Collaborative Project) supported by the European

Commission under the Health Cooperation Work Programme of the 7th Framework Programme

(Grant agreement n° 305305-2).

The Parties acknowledge their common interest in publishing Foreground to obtain recognition within the scientific community and to advance the state of scientific knowledge in their scientific field. The Parties also recognize their common interest in obtaining valid intellectual property protection and in protecting business interests.

It is contemplated that the Foreground will jointly be published whenever applicable, notably in the respect for the fact that one such Foreground is jointly-owned; however, the Parties each separately reserve the right to publish their own Foreground and Background. Authorship on joint publications will be based on academic standards and custom.

The Party(ies) wishing to make a Publication or communication will provide a copy of such proposed abstract or publication manuscript (and a reasonably detailed description of any such oral presentation or other public disclosure) to the other Parties, at least forty-five (45) days prior to the proposed date of submission of the publication to an editor: or communication.

Following the above notification, a Party may object within thirty (30) Days to the proposed publication or communication if it considers that its legitimate interests in relation its Foreground or Background could suffer disproportionately great harm. A Party may comment upon, but may not change, the conclusions of any such publication or communication. Each Party is entitled to demand that its Confidential Information, Background and/or Foreground be deleted from any such publication or communication, or to delay disclosure if the information contained in the proposed publication or communication is the subject of intellectual property protection.

In the event a dispute arises over a proposed publication or communication that cannot be settled amicably within two (2) calendar months, the General Assembly shall mediate on the issue. If such dispute cannot be resolved for a further one (1) month, the Parties concerned shall be entitled to settle the dispute in accordance to Section 11.8 of this Consortium Agreement.

Provided that all reasonable modifications have been implemented, none of the Parties concerned may withhold its consent to publication or communication for a period longer than four (4) months from the date such publication or communication was first notified to the Parties.

8.3.2 Publication of another Party’s Foreground or Background

For the avoidance of doubt, a Party may not publish Foreground or Background of another Party, even if such Foreground or Background is amalgamated with the Party’s Foreground, without the other Party’s prior written approval.

8.3.3 Thesis

Notwithstanding the confidentiality and publication provisions, the Parties undertake to cooperate to allow the timely submission, examination, publication and defence of any dissertation or thesis for a degree which includes their Foreground or Background.

8.3.4 Use of names, logos or trademarks

In accordance with scientific customs, the Party’s contributions will be expressly reflected in all written or oral public disclosures concerning Foreground by acknowledgment or co-authorship, as appropriate. An appropriate reference to the Community support must be included in all such disclosures and publications in accordance with the provision of Article II.30 of the EC-GA.

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Notwithstanding the above, nothing in this Consortium Agreement shall be construed as conferring rights to use in advertising, publicity or otherwise the name of the Parties or any of their logos or trademarks without their prior written approval.

SECTION 9 - ACCESS RIGHTS

9.1	Background covered

a) In accordance with the provision of Article II.31 of the EC-GA, the Parties may identify in the Attachment 2 the Needed Background to which they are ready to grant Access Rights, subject to the Sections of this Consortium Agreement and the EC-GA. Such identification may also be done by naming a specific department of a Party. When including a part of Background to Attachment 2, the Party shall mention any existing or intended limitation to the relevant Access Right.

b) The owning Party may add further Background to Attachment 2 during the Project by written notice to the General Assembly. For the avoidance of doubt, the owner is under no obligation to agree to addition to his Background to Attachment 2.

c) addition, if a Party wishes to exclude specific Background, it shall also list such Background in the Attachment 2.

d) In case a Party decides to withdraw included Background, and subject to the conditions stated in Section 9.4 and 9.5 above, the Party concerned shall give written notice to the General Assembly. For avoidance of doubt in any case this withdrawal should not impair the implementation of the Project.

The Parties shall remain owners of their Background.

9.2	Sideground generated

a) Ownership of Sideground belongs to the Party or the Parties who generated it.

b) For the avoidance of doubt Sideground in the Nanopass Device and/or the Midatech Product and/or the IMP System shall belong to the Party who owns the Background in respect of the same

c) For the further avoidance of doubt the Foreground in the MidaIMP System and the Composite IMP Device shall not be Sideground but shall be Joint Foreground and shall be held in accordance with and pursuant to the IP Plan, which shall reflect the respective Parties, original contributions and input in respect of the same.

9.3	General Principles

a) Each Party shall bear sole responsibility for ensuring that its activities within the Project do not knowingly infringe third party’s property rights.

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b) As provided in the EC-GA Article II.32.3. Parties shall inform the Consortium as soon as possible of any limitation to the granting of Access Rights to Background or of any other restriction which might substantially affect the granting of Access Rights. Such limitation shall be mentioned in Attachment 2 with respect to the relevant Background.

c) Access Rights granted under this Project expressly exclude any entitlement to grant sublicense unless expressly stated otherwise by the owning Party of the Foreground or the Background.

d) All Access Rights shall be granted upon written request showing that the Access Rights are Needed.

e) The granting of Access Rights may be made conditional on the acceptance of specific conditions aimed at ensuring that these Access Rights will be used only for the intended purpose and that appropriate confidentiality obligations are in place.

9.4	Access Rights for implementation of the Project

Access Rights to Foreground and Background Needed by a Party for the execution of its own Allocated Work under the Project shall be granted on a royalty-free basis.

9.5	Access Rights for Use

a) Access Rights to Foreground Needed by a Party for Use of its own Foreground including for Use for third-party research shall be granted on fair and reasonable conditions.

b) A third party shall not be granted direct access to Foreground or Sideground generated by other Parties unless those Parties explicitly agree to it.

c) Access Rights to Foreground for internal research purposes, excluding research activities involving third parties and excluding activities with a commercial purpose, shall be granted on a royalty-free basis.

d) Access Rights to Background Needed by a Party for Use of its own Foreground shall be granted on fair and reasonable conditions.

9.6	Access Rights for Affiliated Entities

a) Affiliated Entities, listed in Attachment 3 below have Access Rights under the conditions of the EC-GA Article II.34.3.

b) Such Access Rights to Affiliated Entities shall be granted on fair and reasonable conditions and upon written bilateral agreement.

c) Affiliated Entities which obtain Access Rights in return grant Access Rights to all Parties and fulfil all confidentiality and other obligations accepted by the Parties under the EC-GA or this Consortium Agreement as if such Affiliated Entities were Parties.

d) Access Rights may be refused to Affiliate Entities if such granting is contrary to the legitimate interests of the Party which owns the Background or the Foreground.

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e) Access Rights granted to any Affiliated Entity are subject to the continuation of the Access Rights of the Party to which it is affiliated and shall automatically terminate upon termination of the Access Rights granted to such Party.

f) Upon cessation of the status as an Affiliated Entity, any Access Rights granted to such former Affiliated Entity shall lapse. Further arrangements with Affiliated Entities may be negotiated in separate agreements.

9.7	Additional Access Rights

For the avoidance of doubt any grant of Access Rights not covered by this Consortium Agreement shall be at the absolute discretion of the owning Party and subject to such terms and conditions as may be agreed between the owning and receiving Parties.

9.8	Access Rights for Parties entering or leaving the Consortium

9.8.1 New Parties entering the Consortium

All Foreground developed before the accession of the new Party shall be considered to be Background with regard to said new Party.

9.8.2 Parties leaving the Consortium

9.8.2.1 ACCESS RIGHTS GRANTED TO A LEAVING PARTY

9.8.2.1.1 Defaulting Party

Access Rights granted to a Defaulting Party and such Party’s right to request Access Rights shall cease immediately upon receipt by the Defaulting Party of the formal notice of the decision of the General Assembly to terminate its participation in the Consortium.

9.8.2.1.2 Non-defaulting Party

A Party leaving voluntarily the Project with the other Parties’ consent shall have Access Rights to the Foreground developed until the effective date of the termination of its participation. The time limit for its right to request these Access Rights shall start on the same date.

9.8.2.2 ACCESS RIGHTS TO BE GRANTED BY ANY LEAVING PARTY

Any Party leaving the Project shall continue to grant Access Rights pursuant to the EC-GA and this Consortium Agreement as if it had remained a Party for the whole duration of the Project.

9.9	Specific Provisions for Access Rights to Software

a) For the avoidance of doubt, the general Sections for Access Rights provided for in this 0 are applicable also to Software. Parties’ Access Rights to Software do not include any right to receive source code or object code ported to a certain hardware platform or any right to receive respective Software documentation in any particular form or detail, but only as available from the Party granting the Access Rights.

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9.10	Specific Provisions for Access Rights to the Clinical Database

b) For the avoidance of doubt, the general provisions for Access Rights are applicable also to the Clinical Database.

c) Each Party, even the joint owners, shall have Access Rights to data related to its own country in the Clinical Database, under the terms and conditions provided for in this 0 (from sect 9.1 to sect 9.7, included).

d) Any additional duly requested Access Right shall be submitted to the prior agreement of the Coordinator and the Executive Committee, during the Project and shall be submitted to the prior agreement of Cardiff University and the joint owners after the end of the Project.

SECTION 10 - NON DISCLOSURE OF INFORMATION

a) All information in whatever form or mode of transmission, which is disclosed by a Party (the “Disclosing Party”) to any other Party (the “Recipient”) in connection with the Project during its implementation and which has been explicitly marked as “CONFIDENTIAL”, or when disclosed orally, has been identified as confidential at the time of disclosure and has been confirmed and designated in writing within fifteen (15) Days at the latest as confidential information by the Disclosing Party, is “Confidential Information”.

b) The Recipients hereby undertake in addition and without prejudice to any commitment of non-disclosure under the EC-GA, for a period of five (5) years after the termination or the expiry of the Project:

•	not to use Confidential Information otherwise than for the purpose for which it was disclosed;

•	not to disclose Confidential Information to any third party without the prior written consent by the Disclosing Party;

•	to ensure that internal distribution of Confidential Information takes place on a strict need-to-know basis; and

•	to return to the Disclosing Party on demand all Confidential Information which has been supplied to the Recipients including all copies thereof and to delete all information stored in a machine readable form. If needed for recording the Recipients may however keep a copy for archival purposes only.

c) The Recipients shall be responsible for the fulfilment of the above obligations on the part of their employees and shall ensure that their employees remain so obliged, as far as legally possible, during and after the end of the Project and/or after the termination of employment.

The above shall not apply to information, if and in so far as the Recipient can prove that said information:

•	has become publicly available by means other than a breach of the Recipient’s confidentiality obligations; or

•	is communicated to the Recipient without any obligation of confidence by a third party who is in lawful possession thereof and under no obligation of confidence to the Disclosing Party; or

•	the disclosure or communication of which is foreseen by provisions of the EC-GA; or

•	is developed by the Recipient independently of any such disclosure by the Disclosing Party; or

•	was already known to the Recipient prior to disclosure.

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d) The Recipient shall apply the same degree of care with regard to the Confidential Information disclosed within the scope of the Project as with its own confidential and/or proprietary information, but in no case less than reasonable care.

e) Each Party shall promptly advise the other Party in writing of any unauthorised disclosure, misappropriation or misuse by any person of Confidential Information as soon as practicable after it becomes aware of such unauthorised disclosure, misappropriation or misuse.

f) If any Party becomes aware that it will be required, or is likely to be required, to disclose Confidential Information in order to comply with applicable laws or regulations or with a court or administrative order, it shall, to the extent it is lawfully able to do so, prior to any such disclosure

•	notify the Disclosing Party, and

•	and comply with the Disclosing Party’s reasonable instructions to protect the confidentiality of the information.

g) However, disclosures due to national laws, national regulations or national court order can never constitute a breach of this Agreement. A Party is not liable for such disclosure.

h) The confidentiality obligations under this Consortium Agreement and the EC-GA shall not prevent the communication of Confidential Information to the Commission.

SECTION 11 - MISCELLANEOUS

11.1	Inconsistencies and severability

This Consortium Agreement consists of this body text and:

•	Attachment 1 – “Consortium Agreement Accession Document”

•	Attachment 2 – “List of respective included/excluded Background”

•	Attachment 3 – “List of Affiliated Entities”

•	Attachment 4 – “List of Third Parties for execution of Section 8.2”

•	Attachment 5 – “Agreement for Material Transfer”

In case this Consortium Agreement is in conflict with the EC-GA, the terms of the latter shall prevail.

Should any provision of this Consortium Agreement become invalid, illegal or unenforceable, it shall not affect the validity of the remaining provisions of this Consortium Agreement. In such a case, the Parties concerned shall be entitled to request that a valid and practicable provision be negotiated which fulfils the purpose of the original Section.

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11.2	No representation, partnership or agency

The Parties shall not be entitled to act or to make legally binding declarations on behalf of any other Party.

Nothing in this Consortium Agreement shall be deemed to constitute a joint venture, agency, partnership, interest grouping or any other kind of formal business grouping or entity between the Parties.

11.3	Notices and other communication

Any notice to be given under this Consortium Agreement shall be in writing to the addresses and recipients as listed in the most current address list kept by the Coordinator.

Formal notices: If it is required in this Consortium Agreement (Section 0 and Section 0) that a formal notice, consent or approval shall be given, such notice shall be signed by an authorised representative of a Party and shall either be served personally or sent by mail with recorded delivery or telefax with receipt acknowledgement.

Other communication: Other communication between the Parties may also be effected by other means such as e- mail with acknowledgement of receipt (e.g. minutes).

Any change of persons or contact details shall be notified immediately by the respective Party to the Coordinator. The address list shall be accessible to all concerned.

11.4	Assignment and amendments

No rights or obligations of the Parties arising from this Consortium Agreement may be assigned or transferred, in whole or in part, to any third party without the other Parties’ prior formal approval.

Amendments and modifications to the text of this Consortium Agreement not explicitly listed in Section 11 require a prior written and separate agreement signed by all the Parties.

11.5	Mandatory statutory law

Nothing in this Consortium Agreement shall be deemed to require a Party to breach any mandatory statutory law under which the Party is operating.

11.6	Language

This Consortium Agreement is drawn up in English, which language shall govern all documents, notices, meetings, arbitral awards and processes relative thereto.

11.7	Applicable law

This Consortium Agreement shall be construed in accordance with and governed by the same laws of that of the EC-GA: the Belgian law.

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11.8	Settlement of disputes

All disputes arising out of or in connection with this Consortium Agreement, which cannot be solved amicably, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.

The place of arbitration shall be Brussels (Belgium) if not otherwise agreed by the conflicting Parties.

The award of the arbitration will be final and binding upon the Parties.

Nothing in this Consortium Agreement shall limit the Parties’ right to seek injunctive relief or to enforce an arbitration award in any applicable competent court of law.

SECTION 12 - SIGNATURE

AS WITNESS:

Consortium Agreement for EE-ASI (EC-GA No. 305305-2) Final Version Dated 13th day of JULY 2012

The Parties have caused this Consortium Agreement to be duly signed by the undersigned authorised representatives in the day and year first above written.

Space intentionally left blank – See the signatures on the following pages

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« EE ASI » Project:

Cardiff University CU

/s/ Geraint W. Jones

Name / Position	Geraint W. Jones / Director of Research and Commercial Division

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« EE ASI » Project:

INSERM-Transfert SA /s/ Cécile THARAUD	IT	INSERM TRANSFERT 7 rue Watt - 75013 PARIS Tél. : 01 55 03 01 00 Fax : 01 55 03 01 60

Name / Position	Cécile THARAUD / CEO	SA au capital de 9 573 470 € SIRET 434 033 619 00025 - APE 731Z

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« EE ASI » Project:

Midatech Group Ltd, UK	MID

Name / Position	Stephane Jallat Chief Financial Officer

/s/ Stephane Jallat

13/07/2012

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« EE ASI » Project:

Nanopass Technologies	NPSS

Name / Position	Yotam Levin / CEO

/s/ Yotam Levin

NanoPass Technologies Ltd. P.C.O. 512936212

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« EE ASI » Project:

Leiden University Medical Center	LUMC

/s/ DRS. G.E. de Blécourt Name / Position	Drs. G.E. de Blécourt / Managing director Division 4

Mw. drs. G. E. de Blécourt Managing Director Division 4 Leiden University Medical Center

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« EE ASI » Project:

King’s College London	KCL

/s/ Paul Labbett

Name / Position	Paul Labbett

Paul Labbett Director of Research Grants & Contracts King’s College London

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« EE ASI » Project:

Institut National de la Santé et de la Recherche Médicale	Inserm

Name / Position	Dominique Nobile / Directeur Délégué Régional

/s/ Dominique Nobile	Dominique Nobile Délégué Régional Inserm Provence-Alpes-Côte d’Azur et Corse

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« EE ASI » Project:

Linkoping University	LiU

/s/ Curt Karlsson

Name / Position	Curt Karlsson / Authorized representative

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ATTACHMENT 1: CONSORTIUM AGREEMENT ACCESSION DOCUMENT

of a new Party to EE ASI Consortium Agreement, version […, YYYY-MM-DD] (EC-GA n°305305-2).

[OFFICIAL NAME OF THE NEW PARTY AS IDENTIFIED IN THE EC-GA] hereby consents to become a Party to the Consortium Agreement identified above and accepts all the rights and obligations of a Party starting [date].

Cardiff University (CU),

hereby certifies that the Consortium has accepted in the meeting held on [date] the accession of [the name of the new Party] to the Consortium starting [date].

This Accession document has been done into two (2) originals to be duly signed by the undersigned authorised representatives.

[Date and Place]	[Date and Place]

[INSERT NAME OF THE NEW PARTY]	Cardiff University

Signature(s)	Signature(s)

Name(s)	Name(s)

Title(s)	Title(s)

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Participating organisation #1

Organisation legal name	Cardiff University
Organisation short name	CU

Included:

Professor Colin Dayan and identified members of the EE-ASI research group at CU have the expertise to conduct the research and the clinical studies including in the areas as identified and set out in the relevant and appropriate Work Packages as detailed in EE-ASI Annex I Part B.

Accordingly for the purpose of CU’s description of Background to be included under the Project, CU shall only grant Access Rights to such of its Background which CU considers and identifies as being necessary and appropriate to be introduced for the Project, for the purposes only of CU’s performance in relation to the relevant to the Allocated Work to be undertaken by CU and/or relevant to the Allocated Work under Work Packages of the other Parties as described in Annex 1 of the EC-GA and where, in respect of such Background, CU is free to provide such Access Rights to such Background and in respect of which CU shall, at all times, in its own discretion decide. Subject to the above, CU grants Access Rights to its Background which has been developed and/or generated and/or acquired by Professor Dayan and his research group in relation to the specific Allocated Work under Work Packages in Annex 1 Part B, where such Background is required for the purposes only of relying on such Background for the development of Foreground and/or Joint Foreground under the Project and/or under the provisions of Section 4.1 of the Consortium Agreement, where CU as a Party is required to provide in due time all information reasonably required by the Consortium Body or by the Coordinator to carry out its Allocated Work under the Project.

Included Background at the time of entering in to the Consortium Agreement shall be for:

1.	the Testing system for micro-needles in relation only to where such work has been conducted exclusively with Nanopass micro-needles in ex-vivo live human tissue models, pursuant to ethical approvals;

2.	necessary formulation and developmental work for the use of micro-needle systems based on ex-vivo live human tissue modelling;

3.	Results from the pre-application testing of laboratory work with Nanopass but only where such results were used for the purposes of validation of submission of the Grant Application in respect of the EE-ASI Project to the Commission (but excluding any intellectual property in the Nanopass Device used to obtain those results);

4.	Results from the pre-application testing of laboratory work with Midatech but only where such results were used for the purposes of validation of submission of the Grant Application in respect of the EE-ASI Project to the Commission (but excluding any intellectual property in the Midatech materials used to obtain those results);

5.	Only those Access Rights which are necessary and only required to be granted as between Cardiff and King’s solely for the purposes of the Project and only as is Needed, in order to permit King’s to complete its Allocated Work.

All requests for Access Rights to CU Included Background shall be submitted in writing to Cardiff

All requests for Access Rights for Use including Access Rights to Background Needed by a Party for Use of its own Foreground shall be submitted in writing to Cardiff.

Excluded:

Excluded Background

CU hereby excludes from its obligation to grant Access Rights to any Background, including unpublished work, registered patents, patent applications, intellectual property rights, any improvements and/or modifications in relation to intellectual property rights, confidential information, data, results, materials, know-how, information, protocols, patient information sheets, consent forms, methodologies, laboratory and know-how techniques, analysis, expertise to conduct clinical studies and/or in echocardiography methodology, databases, software and hardware and their use, application and development, analytical and techniques, any of the above in relation to peptide immuno therapy and antigen presentation in the skin or studies of patients with Type 1 Diabetes, any of the above in relation to skin explants and viruses; any of the above in relation to animal models of diabetes pathogenesis; any of the above in relation to micro-needle design, manufacture or testing of therapeutic/vaccine delivery or other application; any of the above in respect of CU as a whole:

•	which has been generated and/or developed and any information and/or data generated and/or developed by researchers, employees, agents, collaborators of CU who do not participate in or contribute to the Project;

•	which has been generated and/or developed and any information and/or data generated and/or developed by researchers, employees, agents, collaborators of CU and third parties and/or collaborators and/or partners and is therefore outside the Project;

•	resulting from CU research which was funded in full or in part consideration by industrial, commercial, charitable, military, government funders/sponsors or which CU by virtue of third party provisions and arrangements is not entitled to grant Access Rights to;

•	developed by the research group involved in the Project on research topics which are not specifically and/or directly the subject of the Project activities as described in Annex I (“Description of Work”) of the EC-GA.

•	CU also excludes from its obligations to grant Access Rights to any Background any data or information collected relating to the use of clinical dermatology and/or skin immunity such information in this Project.

•	That Background which is not Needed by King’s, for the purposes of the Project and which is not Needed by King’s to enable King’s to complete its Allocated Work.

•	Where intellectual property is referred to herein it shall be deemed to include (but not by way of limitation) any and all intellectual and industrial property rights including without limitation, copyright, know-how, patents, trade marks (whether registered or not), designs (whether registered or not), utility models, animal models, human models, applications for and rights to apply for any of the foregoing, rights to prevent passing off for unfair competition and copyright, database rights and any other rights in any invention, discovery or process, in each case in the United Kingdom and all other countries in the world and together with all renewals and extensions

•	Where know-how is referred to herein it shall be deemed to include (but not by way of limitation) commercial information, inventions which may reasonably be of commercial interest to CU in the design, manufacture or supply of any products and the marketing and exploitation of any licensed intellectual property. This includes (without limitation) descriptions of manufacturing processes, formulae or drawings relating to the design, development, manufacture, assembly, repair, testing and use of the products.

Participating organisation #3

Organisation legal name	Midatech Group Ltd, UK
Organisation short name	MID

Included:

Application number: WO/PCT/GB01/04633:

Title: Nanoparticles

Application number: WO/PCT/GB2005/003791:

Title: Nanoparticles Comprising Antigens and Adjuvants, and Immunogenic Structures

Application number: WO/PCT/GB2011/000882:

Title: Peptide-carrying Nanoparticles

Including all families relating to these Patents

Excluded:

Participating organisation #4

Organisation legal name	Nanopass Technologies
Organisation short name	NPSS

Included: IP protecting MicronJet600™ and MicronJet™ microneedle technology for Use which explicitly excludes any manufacturing rights. The rights granted are solely for the Project and in the field of the Project (Type1 Diabetes Immunotherapy).

The results generated by Cardiff and NanoPass prior to the initiation of the Project.

Excluded: Any use of any microneedle devices, optimization or modification, IP or knowhow, outside the Field, including Sideground or for any matter outside the Project.

Participating organisation #5

Organisation legal name	Leiden University Medical Center
Organisation short name	LUMC

Included:

NONE

Excluded:

Any and all pre-existing knowledge of LUMC, unless agreed separately in writing otherwise.

Participating organisation #6

Organisation legal name	King’s College London
Organisation short name	KCL

Included:

King’s College London grants access to Proinsulin KCL C19-A3, on a royalty-free basis, solely for the implementation of the of the Project and as is Needed to permit another Beneficiary to complete its Allocated Work, subject to:

All requests for Access Rights being submitted in writing to King’s College London

Access Rights shall only be granted upon the signature of a Material Transfer Agreement which be drafted to the requirements of King’s College London ensuring protection of its Background and also compliance with requirements of any third parties.

Excluded:

King’s College London specifically excludes any access to Proinsulin KCL C19-A3 for Use, including Access Rights to Background Needed by a Party for Use of its own Foreground, unless otherwise agreed in a written separate agreement.

Any granting of Access Rights for Use including Access Rights to Background Needed by a Party for Use of its own Foreground will require additionally require the written agreement of the Wellcome Trust.

Furthermore, King’s College London hereby excludes from its obligation to grant Access Rights to Background Knowledge all Background generated by King’s College London other than that generated by the members of the research group of Professor Mark Peakman who are directly involved in carrying out the Project.

King’s College London also hereby excludes specifically from its obligation to grant Access Rights to Background to the following Background:

•	All data, samples, methodologies and know-how not generated through the direct participation in the Project or which King’s College London is not free to provide.

•	Databases and software not generated through the direct participation in the Project or which King’s College London is not free to provide.

•	All Background resulting from research carried out by the research group of Professor Mark Peakman, which was funded in full or in part by external organisations.

King’s College London also hereby excludes from its obligation to grant Access Rights to Background all Background that has been and/or will be derived outside the Project which King’s College London due to third party rights are not able to grant Access Rights to or for which King’s College London needs to get permission to grant Access Rights.

Participating organisation #7

Organisation legal name	Institut National de la Santé et de la Recherche Médicale
Organisation short name	Inserm

Included:

WP3: Construction of the DNA sequence containing GAD and IL10 under the langerin or MHCII promoted Participant 7 has extensively characterized mouse MHCII genes (Analysis of the expression and function of class II major histocompatibility complex-encoded molecules by DNA-mediated gene transfer. Germain and Malisse Annual Review of Immunology 4: 281-315) and the mouse Langerin gene (Dynamics and function of Langerhans cells in vivo: dermal dendritic cells colonize lymph node areas distinct from slower migrating Langerhans cells. Kissenpfennig A, Henri S, Dubois B, Laplace-Builhe C, Perrin P, Romani N, Tripp CH, Douillard P, Leserman L, Kaiserlian D, Saeland S, Davoust J, Malissen B. Immunity. 22: 643-54 and Disruption of the langerin/CD207 gene abolishes Birbeck granules without a marked loss of Langerhans cell function Kissenpfennig A, Ait-Yahia S, Clair-Moninot V, Stossel H, Badell E, Bordat Y, Pooley JL, Lang T, Prina E, Coste I, Gresser O, Renno T, Winter N, Milon G, Shortman K, Romani N, Lebecque S, Malissen B, Saeland S, Douillard P, Mol Cell Biol. 25: 88-99), the promoter of which will be used to express the GAD and IL10 gene in a selected set of dendritic cells. Participant 7 masters all the recombineering techniques needed to develop the DNA constructs designed in the frame of WP3.

WP:4 Follow up the role of skin DC subset upon skin application of microneedle: The participant 7 has developed a procedure and a 12 parameter flow cytometry approach to discriminate all DC subsets as well as all macrophages in different organs such as the skin, the muscle, thymus and intestine. The participant has also characterized some specific functions for precise DC subsets. The current knowledge of participant 7 is described in the following papers: 1- Langlet C, Tamoutounour S, Henri S, Luche H, Ardouin L, Gregoire C, Malissen B, Guilliams M. CD64 expression distinguishes monocyte-derived and conventional dendritic cells and reveals their distinct role during intramuscular immunization. J Immunol 2012. 188:1751-60; 2- Crozat K, Tamoutounour S, Manh TP, Fossum E, Luche H, Ardouin L, Guilliams M, Azukizawa H, Bogen B, Malissen B, Henri S, Dalod M. Cutting edge: Expression of XCR1 defines mouse lymphoid-tissue resident and migratory dendritic cells of the CD8alpha+ type. J Immunol 2011.187:4411-5. 3- Luche H, Ardouin L, Teo P, See P, Henri S, Merad M, Ginhoux F, Malissen B. The earliest intrathymic precursors of CD8alpha(+) thymic dendritic cells correspond to myeloid-type double-negative 1c cells. Eur J Immunol 2011. 41:2165-75; 4- Guilliams, M., Crozat, K., Henri, S., Tamoutounour, S., Grenot, P., Devilard, E., de Bovis, B., Alexopoulou, L., Dalod, M. and Malissen, B., Skin-draining lymph nodes contain dermis-derived CD103- dendritic cells that constitutively produce retinoic acid and induce Foxp3+ regulatory T cells. Blood 2010. 115: 1958-1968. 5- Henri, S., Poulin, L. F., Tamoutounour, S., Ardouin, L., Guilliams, M., de Bovis, B., Devilard, E., Viret, C., Azukizawa, H., Kissenpfennig, A. and Malissen, B., CD207+ CD103+ dermal dendritic cells cross-present keratinocyte-derived antigens irrespective of the presence of Langerhans cells. J Exp Med 2010. 207: 189-206, S181-186. 6- Crozat, K., Guiton, R., Guilliams, M., Henri, S., Baranek, T., Schwartz-Cornil, I., Malissen, B. and Dalod, M., Comparative genomics as a tool to reveal functional equivalences between human and mouse dendritic cell subsets. Immunol Rev 2010. 234: 177-198. 7- Poulin, L F., Henri, S., de Bovis, B., Devilard, E., Kissenpfennig, A. and Malissen, B., The dermis contains langerin dendritic cells that develop and function independently of epidermal Langerhans cells. J Exp Med 2007. 204: 3119-3131. 8- Kissenpfennig, A., Henri, S., Dubois, B., Laplace-Builhe, C., Perrin, P., Romani, N., Tripp, C. H., Douillard, P., Leserman, L., Kaiserlian, D., Saeland, S., Davoust, J. and Malissen, B., Dynamics and function of Langerhans cells in vivo: dermal dendritic cells colonize lymph node areas distinct from slower migrating Langerhans cells. Immunity 2005. 22: 643-654.

Excluded:

Participating organisation #8

Organisation legal name	Linkoping University
Organisation short name	LiU

Included:

Excluded:

For avoidance of doubt, in addition to the above mentioned (i.e the information to be provided by IKE) LiU exclude all;

•	Background developed by personnel, scientists or students at LiU not participating in the Project

•	Background developed by personnel, scientists or students at LiU participating in the Project which is outside the scope of the Project.

•	All Background in patents and current patent applications.

•	any unpublished work that we want to publish before disclosure to the project.

•	All Background that is covered under other specific research agreements and confidentiality agreements and therefore subject to third party rights.

This represents the status at the time of signature of this Consortium Agreement.”

ATTACHMENT 3 - LIST OF AFFILIATED ENTITIES

Beneficiary Number	Beneficiary	Affiliated Parties
1 COORD	Cardiff University

2	INSERM-Transfert SA

3	Midatech Group Ltd, UK

4	Nanopass Technologies

5	Leiden University Medical Center

6	King’s College London

7	Institut National de la Santé et de la Recherche Médicale, Marseille

8	Linkoping University

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ATTACHMENT 4 - LIST OF THIRD PARTIES FOR EXECUTION OF SECTION 8.2

Beneficiary Number	Beneficiary	Third Parties
1 COORD	Cardiff University

2	INSERM-Transfert SA

3	Midatech Group Ltd, UK

4	Nanopass Technologies

5	Leiden University Medical Center

6	King’s College London

7	Institut National de la Santé et de la Recherche Medicale, Marseille

8	Linkoping University

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ATTACHMENT 5 - AGREEMENT FOR THE TRANSFER OF MATERIAL

52/54

Attachment 5: Materials and Data Transfer Agreement

BETWEEN:

(1)	[NAME] whose registered office is at/with administrative offices at [ADDRESS] (“the Transferor”); and

(2)	[NAME] whose registered office is at/with administrative offices at [ADDRESS] (“the Recipient”);

Jointly referred to as “Parties” or individually as “Party”.

The Parties agree as follows:

Definitions:

“Confidential Information”	Confidential Information means for the purposes of this Agreement any knowledge, information, data or experience and any drawings, computer programmes, instructions, designs or reports thereon and copies thereof (whether technical, economic, commercial or of any other description) in any way connected with the Materials and/or Data and/or Results (whether orally or in writing) or which is obtained by either Party to this Agreement. All written Confidential Information shall be marked as such by the Party disclosing, and all such information relayed orally shall be reduced to writing within fifteen (15) days. In the event however that Confidential Information is not marked as such but it is clearly intended by a Party to be Confidential Information for the purposes of this Agreement then it shall be deemed to be Confidential Information which falls to be covered by the provisions of this Agreement.

“Consortium Agreement”	the agreement between partners entitled EE-ASI with Grant number Agreement 305305-2 dated [DATE]

“Contract Period”	Contract Period means from [DATE] to [DATE].

“Data”	as defined in the Consortium Agreement.

“Materials”	as defined in the Consortium Agreement.

“Participant”	as defined in the Consortium Agreement.

“Project”	as defined in the Consortium Agreement.

“Recipient’s Scientist”	Name Address: Email address: Telephone number: Fax number:

“Results”	means any results whether or not patentable which relate to the research, tests or assays conducted by the Recipient in respect of the Materials and/or Data and form part of the Foreground, as defined in Annex II of the EC-GA.

“Transferor’s Scientist”	Name: Address: Email address: Telephone number: Fax number:

1.	The Parties are working on a collaborative project and are Parties to a Consortium Agreement with Cardiff University acting as the Project co-ordinator. The Recipient will carry out its analysis of Materials and/or Data in accordance with the Project and shall receive the Materials and/or Data from the Transferor. The Recipient shall keep the Materials and/or Data in accordance with Clause 11 below and only use such Materials and/or Data in accordance with Articles 4.4, 4.5 and 4.7 of Annex 1, EC-GA.

2.	The Parties to this Agreement shall at all times have in mind and comply with the Project, in particular as detailed in Annex 1, EC-GA of the Project and provisions where applicable and appropriate relating to data protection issues as set out in section 4.4.3 of Annex 1, EC-GA of the Project (“Data Protection”), and the following legislation [STIPULATE RELEVANT LEGISLATION EG DATA PROTECTION ACT 1998], the Human Tissue Act 2004 (if applicable), law and regulations relating to informed consent and the requirements of section 4.4.1 Annex 1, EC-GA of the Project and the law and regulations relating to the use of animals in experiments and the requirements of section 4.5 of Annex 1, EC-GA of the Project.

3.	The Parties to this Agreement hereby recognise that the EU Convention on Human Rights provides that, everyone has the right to respect for their private life, their home and correspondence. All staff employed by the Parties are also subject to a Common Law Duty of Confidence which applies to all information on humans which is identifiable. The duty of confidentiality requires that, unless there is a statutory requirement or a sufficiently robust public interest justification to use information that has been provided in confidence, then that information should only be used for purposes that the Participant has been informed about and has consented to.

4.	The Transferor undertakes that at all times it shall only transfer to the Recipient anonymised Materials and/or Data and the Recipient shall only use the Materials and/or Data for the purposes of the Project and in accordance with sections 4.4 and 4.7 Annex 1 of the EC-GA and/or section 4.5 Annex 1, EC-GA of the Project Annex 1, EC-GA of the Project.

5.	The Transferor undertakes that it shall, where appropriate and necessary in accordance with section 4.2.1 of Annex 1 of the EC-GA, follow any and all relevant procedures and that it shall ensure that any specific informed consent has been obtained prior to sending any Materials and/or Data to the Recipient. Furthermore, the Transferor shall retain, if necessary and appropriate, a record of such consent.

6.	Subject to the provisions set out at Article 4 of the Consortium Agreement, the Transferor shall ensure at all times that it does not, and shall procure that its employees do not, disclose to the Recipient or any third party the name or any other identifiable information relating to any of the Participants which is in their possession unless such information is required by law and/or on the order of a regulatory authority with competent jurisdiction.

7.	Without prejudice to the operation of any other provisions of the Consortium Agreement and/or section 4.4.3 of Annex 1 of the EC-GA, the Parties warrant to each other that in any event any “personal data” relating to a Participant shall come into their possession or control (whether accidentally or otherwise) then the receiving Party shall comply with the Act in the management and retention of any information relating to the Participant and, in particular, shall:

(a)	make no independent use of it whatsoever and act at all times in accordance with the Participant’s informed consent;

(b)	only process such personal data with the explicit, informed consent of the Participant;

(c)	ensure that all personal data is kept securely and in accordance with the requirements of the Act;

(d)	maintain all appropriate technical and organisational measures in place to guard against unauthorised or unlawful processing of personal data and against accidental loss, damage or destruction;

(e)	take all reasonable steps to ensure the reliability of its staff who will have access to such personal data;

(f)	not to export any personal data to any third party whatsoever and wheresoever

8.	The Parties shall indemnify one another and each Participant against any claims, proceedings, damages, losses, costs (including reasonable legal fees) and demands whatsoever and howsoever arising or incurred as a result of any breach of section 4.4.3 Annex 1 of the EC-GA and for any action brought against a Party resulting from the other Party’s use of the Materials and/or Data.

9.	The Materials and/or Data shall be transferred by the Transferor Scientist to the Recipient Scientist as agreed mutually between the parties and shall be provided by or sent by the Transferor Scientist for the attention of the Recipient Scientist. The Materials are experimental in nature, and the Transferor makes no expressed or implied warranties of safety, merchantability or fitness of the Materials for a particular purpose.

10.	Nothing in this Agreement shall affect the Intellectual property Rights owned by a Party prior to the Project or generated outside of the Project (“Background Rights”). Any and all results (including all intellectual property rights) created or arising using or analysing the Materials and/or Data pursuant to the Project, arising out of Recipient’s use or analysis of the Materials and/or Data shall be treated in accordance with section 8 of the Consortium Agreement.

11.	It is hereby recognised and agreed between the Parties that the Recipient will keep the Materials at the laboratory of the Recipient Scientist in accordance with section 4 of Annex 1, EC-GA of the Project.

12.	The Transferor shall fully indemnify the Recipient in respect of the failure of any relevant procedures relating to the obtaining of specific informed consent under Clause 5 of this Agreement and/or in accordance with section 4.4.1 of Annex 1 of the EC-GA. For the avoidance of doubt the Recipient shall not be liable for the content or the subject matter of the consent form and/or any patient information sheet which relates to Recipient’s use of the Materials and/or Data under and as detailed in Annex 1, EC-GA of the Project.

13.	Any and all use of Results, commercial or otherwise, is subject to section 8 of the Consortium Agreement.

14.	Any Confidential Information provided by either party shall be at all times treated in accordance with Article 10 of the Consortium Agreement.

15.	Nothing in this Agreement shall be construed as:

16.	(a)	a warranty or representation by the Transferor that the use of the Materials and/or Data is not infringing or will not infringe any patents or proprietary rights of third parties;

(b)	an agreement by the Transferor to bring or prosecute actions or suits against third parties for infringement of any rights.

17.	The Recipient shall collect, keep, use and deal with all Materials and/or Data in accordance with Section 4 of Annex 1 of the EC-GA during the Project and at the end of the Project.

18.	Any publication of any Results is subject to the provisions of Article 8 of the Consortium Agreement.

19.	Other than as granted herein, no other right or licence is granted or implied herewith.

20.	Nothing in this Agreement shall be deemed to make any Party liable to any other Party other than for loss or damage caused as a result of gross negligence and wilful misconduct.

21.	This Agreement does not create any right enforceable by any person who is not a Party to it.

22.	This Agreement shall be effective upon countersignature and shall continue in effect for the full duration of the Project period unless sooner terminated in accordance with the provisions of Clause 23 of this Agreement.

23.	In the event that either Party hereto shall commit any breach of or default in any of the terms or conditions of this Agreement, and also shall fail to remedy such default or breach within thirty (30) days after receipt of written notice thereof from any non-defaulting Party, the non-breaching Party may, at its option terminate this Agreement by sending notice of termination in writing to the other Party to such effect and such termination shall be effective as of the date of the receipt of such notice.

24.	In the event that a Party’s participation in the Consortium Agreement is terminated, then this Agreement shall be deemed to be terminated.

25.	In the event of termination of this Agreement, the Materials and the Data shall be dealt with in accordance with the Consortium Agreement and sections II.37 and II.38 of Annex II of the EC-GA.

26.	Termination of this Agreement for any reason shall not affect the rights and obligations of the Parties accrued prior to the effective date of termination of this Agreement. No termination of this Agreement shall effect or release any Party’s rights, obligations and duties under Clauses 2, 3, 6, 7, 8, 11, 12, 13, 14, 17, 18, 19, 20, 21, 22, 23, 25, 26 and 27.

27.	This Agreement shall be governed and construed according to the laws of Belgium whose courts have non-exclusive jurisdiction.

Agreed by the Parties through their authorised signatories:

For and on behalf of [TRANSFEROR]

Name:

Title:

Signature:

Date:

For and behalf of [RECIPIENT]

Name:

Title:

Signature:

Date:

ATTACHMENT 6: CONSORTIUM BUDGET PLANS AS OF JANUARY 1ST 2011

Caution: These plans are MAXIMUM costs and may evolve at the end of each reporting period set in the GA, pending on actual performance of each Beneficiary and revision of the programme of activities by the EE ASI ExCom.

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A3:

Budget Breakdown

Project Number [1]	305305	Project Acronym [2]	EE-ASI

One Form per Project

Participant number in this project [11]	Participant short name	Fund. %[12]	Ind. costs[13]	Estimated eligible costs (whole duration of the project)					Total receipts	Requested EU contribution
				RTD / Innovation (A)	Demonstration (B)	Management (C)	Other (D)	Total A+B+C+D
1	CU	75.0	T	2,453,301.60	0.00	50,000.00	40,000.00	2,543,301.60	0.00	1,929,975.00
2	IT	50.0	S	0.00	0.00	264,068.00	122,803.00	386,871.00	0.00	386,871.00
3	MID	75.0	S	1,333,334.00	0.00	9,000.00	50,000.00	1,392,334.00	0.00	1,059,000.00
4	NPSS	75.0	T	1,000,000.00	0.00	7,200.00	50,000.00	1,057,200.00	0.00	807,200.00
5	LUMC	75.0	T	400,000.00	0.00	0.00	15,000.00	415,000.00	0.00	315,000.00
6	KCL	75.0	T	754,433.60	0.00	3,000.00	15,000.00	772,433.60	0.00	583,825.00
7	INSERM	75.0	T	711,342.40	0.00	0.00	20,612.80	731,955.20	0.00	515,000.00
8	LIU	75.0	T	493,334.40	0.00	2,000.00	15,000.00	510,334.40	0.00	387,000.00
Total				7,145,746.00	0.00	335,268.00	328,415.80	7,809,429.80	0.00	5,983,871.00

Note that the budget mentioned in this table is the total budget requested by the Beneficiary and associated Third Parties.